Exhibit 96.4

Mesteña Grande Uranium Project

Brooks and Jim Hogg Counties, Texas, USA

S-K 1300 Technical Report Summary

Initial Assessment

Effective Date: December 31, 2024

Report Date: February 19, 2025

Prepared for enCore Energy Corporation by:

Table of Contents

1.0 EXECUTIVE SUMMARY	1

1.1 Property Description and Ownership	1

1.2 Geology and Mineralization	1

1.3 Exploration Status	2

1.4 Development and Operations	2

1.5 Mineral Resource Estimates	3

1.6 Summary Capital and Operating Cost Estimates	3

1.7 Permitting Requirements	4

1.8 Conclusions and Recommendations	4

2.0 INTRODUCTION	6

2.1 Registrant	6

2.2 Terms of Reference and Purpose	6

2.3 Information and Data Sources	6

2.4 QP Site Inspection	6

3.0 PROPERTY DESCRIPTION	8

3.1 Description and Location	8

3.2 Mineral Titles	8

3.3 Mineral Rights	8

3.3.1 Amended and Restated Uranium Solution Mining Lease	8

3.3.2 Amended and Restated Uranium Testing Permit and Lease Option Agreement	9

3.4 Surface Rights	10

3.5 Encumbrances	10

3.5.1 Legacy Issues	10

3.6 Permitting and Licensing	11

3.7 Other Significant Factors and Risks	11

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	15

4.1 Topography, Elevation and Vegetation	15

4.2 Access	16

4.3 Climate	16

4.4 Infrastructure	16

5.0 HISTORY	17

5.1 Ownership	17

5.2 Previous Operations and Work	17

6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	18

6.1 Regional Geology	18

6.1.1 Surface Geology	18

6.1.2 Subsurface Geology	18

6.2 Local and Property Geology	18

6.2.1 Surface Geology	18

6.2.2 Subsurface Geology	19

6.3 Stratigraphy	20

6.3.1 Goliad Formation	20

6.3.2 Oakville Formation	20

6.3.3 Catahoula Formation	21

6.3.4 Jackson Group	21

6.4 Significant Mineralized Zones	28

6.4.1 Mineralization	28

6.5 Relevant Geologic Controls	28

6.6 Deposit Type	29

7.0 EXPLORATION	30

7.1 Drilling Type and Procedures	30

7.2 Drilling Extent	30

8.0 SAMPLE PREPARATION, ANALYSIS AND SECURITY	33

8.1 Sample Methods	33

8.1.1 Downhole Geophysical Data	33

8.1.1.1 PFN Calibration	33

8.1.1.2 Disequilibrium	34

8.1.2 Drill Cuttings	35

8.1.3 Core Samples	35

8.2 Laboratory Analysis	35

8.3 Opinion on Adequacy	36

9.0 DATA VERIFICATION	37

9.1 Data Confirmation	37

9.2 Limitations	37

9.3 Data Adequacy	37

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING	38

11.0 MINERAL RESOURCE ESTIMATES	39

11.1 Key Assumptions, Parameters and Methods	39

11.1.1 Key Assumptions	39

11.1.2 Key Parameters	39

11.1.3 Key Methods	40

11.2 Resource Classification	40

11.2.1 Measured Mineral Resources	40

11.2.2 Indicated Mineral Resources	40

11.2.3 Inferred Mineral Resources	40

11.3 Mineral Resource Estimates	41

11.4 Material Affects to Mineral Resources	41

12.0 MINERAL RESERVE ESTIMATES	42

13.0 MINING METHODS	43

13.1 Mine Designs and Plans	43

13.1.1 Patterns, Wellfields and Mine Units	43

13.1.2 Monitoring Wells	43

13.1.3 Wellfield Surface Piping System	44

13.1.4 Wellfield Production	44

13.1.5 Production Rates and Expected Mine Life	44

13.2 Mining Fleet and Machinery	45

14.0 PROCESS AND RECOVERY METHODS	46

14.1 Processing Facilities	46

14.2 Process Flow	46

14.2.1 Ion Exchange	46

14.2.2 Production Bleed	46

14.3 Water Balance	49

14.4 Liquid Waste Disposal	49

14.5 Solid Waste Disposal	49

14.6 Energy, Water and Process Material Requirements	49

14.6.1 Energy Requirements	49

14.6.2 Water Requirements	49

15.0 INFRASTRUCTURE	50

15.1 Utilities	50

15.1.1 Electrical Power	50

15.1.2 Domestic and Utility Water Wells	50

15.1.3 Sanitary Sewer	50

15.2 Transportation	50

15.2.1 Roads	50

15.3 Buildings	50

15.3.1 RIX Facilities	50

16.0 MARKET STUDIES	52

16.1 Uranium Market	52

16.2 Uranium Price Projection	52

16.3 Contracts	52

17.0 ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	53

17.1 Environmental Studies	53

17.1.1 Potential Wellfield Impacts	53

17.1.2 Potential Soil Impacts	54

17.1.3 Potential Impacts from Shipping Resin, Yellowcake and 11.e.(2) Materials	55

17.1.3.1 Ion Exchange Resin Shipment	55

17.1.3.2 Yellowcake Shipment	55

17.1.3.3 11. e.(2) Shipment	56

17.2 Socioeconomic Studies and Issues	56

17.3 Permitting Requirements and Status	56

17.4 Community Affairs	57

17.5 Project Closure	57

17.5.1 Byproduct Disposal	58

17.5.2 Well Abandonment and Groundwater Restoration	58

17.5.3 Demolition and Removal of Infrastructure	58

17.5.4 Reclamation	58

17.6 Financial Assurance	59

17.7 Adequacy of Mitigation Plans	59

18.0 CAPITAL AND OPERATING COSTS	60

18.1 Capital Costs	60

18.2 Capital Cost Basis	60

18.3 Operating Costs	62

18.4 Operating Cost Basis	62

18.5 Cost Accuracy	62

19.0 ECONOMIC ANALYSIS	65

19.1 Economic analysis	65

19.2 Taxes, Royalties and Other Interests	68

19.2.1 Federal Income Tax	68

19.2.2 State Income Tax	68

19.2.3 Production Taxes	68

19.2.4 Royalties	68

19.3 Sensitivity Analysis	69

19.3.1 NPV v. Uranium Price	69

19.3.2 NPV v. Variable Capital and Operating Cost	69

20.0 ADJACENT PROPERTIES	71

21.0 OTHER RELEVANT DATA AND INFORMATION	72

21.1 Other Relevant Items	72

22.0 INTERPRETATION AND CONCLUSIONS	73

22.1 Risk Assessment	73

22.2 Mineral Resources and Mineral Reserves	73

22.3 Uranium Recovery and Processing	73

22.3.1 Permitting and Licensing Delays	74

22.4 Social and/or Political	74

23.0 RECOMMENDATIONS	75

24.0 REFERENCES	76

25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	79

26.0 DATE, SIGNATURE AND CERTIFICATION	80

Tables

Table 1.1: Mineral Resources Summary	3

Table 1.2: Drilling Costs	5

Table 3.1: Amended Uranium Solution Mining Lease Royalties	9

Table 3.2: Amended and Restated Uranium Testing Permit and Lease Option Agreement Royalties	10

Table 7.1: Drill Results	31

Table 11.1: Summary of Mineral Resource Estimates	41

Table 18.1: Major Capital Components	60

Table 18.2: Capital Cost Forecast by Year	61

Table 18.3: Major Operating Categories	62

Table 18.4: Operating Cost Forecast by Year	64

Table 19.1: Economic Analysis Forecast by Year with Exclusion of Federal Income Tax	66

Table 19.2: Economic Analysis Forecast by Year with Inclusion of Federal Income Tax	67

Table 19.3: Alta Mesa 2024 Property Tax Information	68

Table 23.1: Drill Costs	75

Table 25.1: Reliance on Other Experts	79

Figures

Figure 3.1: Project Location Map	12

Figure 3.2: Mineral Ownership	13

Figure 3.3: Surface Use Agreements	14

Figure 4.1: Topography of the South Texas Uranium Province	15

Figure 6.1: Geologic Map	23

Figure 6.2: Generalized Cross Section	24

Figure 6.3: Regional Stratigraphic Column	25

Figure 6.4: Detailed Cross Section	26

Figure 6.5: Type Log	27

Figure 6.6: Idealized Cross Section of a Sandstone Hosted Uranium Roll-Front Deposit	29

Figure 7.1: Drill Hole Locations	32

Figure 8.1: PFN Tool Calibration	34

Figure 8.2: Disequilibrium Graph Natural Gamma vs PFN Grade	35

Figure 14.1: RIX Facility P&ID	47

Figure 14.2: RIX Facility General Arrangement	48

Figure 15.1: Project Infrastructure	51

Figure 19.1: NPV v. Uranium Price	69

Figure 19.2: NPV v. Variable Capital and Operating Cost	70

Units of Measure and Abbreviations

Avg	Average

°	Degrees

ft	Feet

ft	Cubic Feet

°F	Fahrenheit

g/L	Grams per liter

GT	Mineralization Grade times (x) Mineralization Thickness

gpm	Gallons per minute

kWh	Kilo Watt Hour

Lbs	Pounds

M	Million

Ma	One Million Years

mg/l	Milligrams per liter

Mi	Mile

ml	Milliliter

MBTUH	Million British Thermal Units per Hour

U3O8	Chemical formula used to express natural form of uranium

eU3O8	Radiometric equivalent U3O8 measured by a calibrated total gamma downhole probe

pCi/L	Picocuries per liter of air

pH	Potential of hydrogen

ppm	Parts per Million

%	Percent

+/-	Plus, or Minus

USD	United States Dollar

Definitions and Abbreviations

BRS	BRS Engineering

CIM	Canadian Institute of Mining

Cogema	Compagnie Générale des Matières Nucléaires

CO	County

D&D	Decontamination and Decommissioning

DDW	Deep Disposal Well

DEF	Disequilibrium Factor

ELI	Energy Laboratories Incorporated

enCore	enCore Energy Corporation

Energy Fuels	Energy Fuels Resources Incorporated

Energy Metals	Energy Metals Corporation

EPA	Environmental Protection Agency

FC	Flood Control

FM	Farm to Market

GEIS	Generic Environmental Impact Statement

Goliad	Goliad Formation

FSEIS	Final Supplemental Environmental Impact Statement

IA	Initial Assessment

ISD	Independent School District

ISR	In Situ Recovery

IX	Ion Exchange

LLC	Limited Liability Company

LOM	Life of Mine

MBTUH	Million British Thermal Units per Hour

MCL	Maximum Contaminant Level

MSL	Mean Sea Level

Mesteña	Mesteña Uranium Limited Liability Company

NI 43-101	National Instrument 43-101 – Standards of Disclosure for Mineral Projects

NI 43-101F1	Form 43-101 Technical Report Table of Contents

NPV	Net Present Value

NRC	Nuclear Regulatory Commission

PAA	Production Area Authorization

PFN	Prompt Fission Neutron

Project	Alta Mesa ISR Project

PV	Pore volume

QP	Qualified Person

RIX	Remote Ion Exchange

RO	Reverse Osmosis

SOP	Standard Operating Procedure

SP	Spontaneous Potential

S-K 1300	United States Securities and Exchange Commission disclosure requirements for mineral resources or mineral reserves, S-K 1300 Technical Report Summary

TCEQ	Texas Commission on Environmental Quality

TDH	Texas Department of Health

Total Minerals	Total Minerals Incorporated

TSX	Toronto Stock Exchange

U	Uranium

URI	Uranium Resources Incorporated

US	United States

USDW	Underground Source of Drinking Water

USGS	United States Geological Survey

11.e.(2)	Tailings or wastes produced by the extraction or concentration of uranium from processed ore

1.0  EXECUTIVE SUMMARY

1.1 Property Description and Ownership

The Project is an ISR uranium project located in south Texas. The Project lies within the southern part of the South Texas Uranium Province. Uranium deposits in the South Texas Uranium Province extend from Starr County at the international border with Mexico northeastward through Zapata, Jim Hogg, Brooks, Webb, Duval, Kleberg, McMullen, Live Oak, Bee, Atascosa, Karnes, Wilson, Goliad, and Gonzales counties.

Part of enCore’s operational plan is to mine uranium from satellite properties processing IX resin at one of the company’s CPPs. At the Alta Mesa Project, enCore has an active mine and CPP. Portions of the Project are located adjacent to the south and to the north of the Alta Mesa Project, with other parts located as much as 50 miles northwest of the CPP. enCore plans to develop and advance the Project and process uranium at Alta Mesa.

The Project is located entirely within private land holdings of the Jones Ranch. The Jones Ranch is an approximately 380,000-acre ranch that was founded in 1897, and enCore controls over 200,000 of the 380,000 acres with mineral leases and options for uranium exploration and development.

Mineral leases and options include provisions for reasonable use of the land surface. Surface use agreements have also been entered into with all surface owners and provide, amongst other things, for stipulated damages to be for certain activities related to the exploration and production of uranium. Royalty agreements are established with mineral and surface owners, and surface owners are also paid an annual surface holding rental.

1.2 Geology and Mineralization

The Texas Gulf Coast comprises the western flank of the Gulf of Mexico sedimentary basin with active deposition throughout the mid to late Mesozoic Era and into the Cenozoic Era. Deposition is dominated by clastic sediments transported from continental highlands into the Gulf of Mexico basin for a period exceeding 50 million years. These sediments were transported to the coast by rivers and deposited in a variety of fluvial to marine depositional environments.

Structurally the Texas Gulf Coast consists of three regions, the Rio Grande Embayment, the San Marcos Arch, and the Houston Embayment. Other structural features found in the Texas Gulf Coast include the Stuart City and Sligo Shelf Margins, and the Wilcox, Frio, and Vicksburg Fault Zones.

The San Marcos Arch is a broad gently sloping positive structural feature extending from the Llano Uplift in Central Texas to the Gulf Coast during the Ouachita Orogeny. The Rio Grande and Houston Embayment’s are thought to have resulted from subsidence induced by high rates of sedimentation (Dodge and Posey, 1981).

The Tertiary sediments deposited in the Rio Grande and Houston Embayment’s are characterized by deltaic sands and shales. High rates of clastic deposition resulted in the formation of normal listric growth faults. Constant sediment loading and coastal subsidence into the basin led to the accumulation of over 50,000 feet of Cenozoic strata into the Gulf Coast Basin.

Jurassic salt and younger shale diapirs are also present in the subsurface along the Gulf Coastal

Plain. The displacement of shale and salt is generated by the accumulation of an excessive thickness of overburden sediment causing plastic flow of the more ductile sediments. The resulting structures may cause local faulting and/or dip reversal along with the formation of domes and anticlinal structures.

Within the South Texas Uranium Province, uranium mineralization occurs primarily in the Cenozoic sediments of the Miocene/Pliocene Goliad Formation, Miocene Oakville Formation, Oligocene/Miocene Catahoula Formation, and the Eocene Jackson Group. Project deposits occur in the Goliad Formation which is a major fluvial system that represents a low to moderate energy environment composed of isolated mixed-load channel-fill sands separated by thick inter-channel clays.

Uranium deposits are roll-fronts, typical to others found in the South Texas Uranium Province. Deposit genesis is related to the presence of highly reduced groundwater systems generated from the biogenic decomposition of natural gas and/or hydrogen sulfide seepage derived from deeper formations through localized faulting. At Alta Mesa, uranium bearing groundwater moved from northwest to southeast within the Goliad Formation and encountered reduction zones associated with the Vicksburg fault system and the Alta Mesa salt dome and associated faulting which allowed the introduction of organics and other fluids upward through faults and fractures. At Mesteña Grande, uranium mineralization occurs in numerous locations within the Goliad, Oakville, and Catahoula Formations and is formed in much the same way as at Alta Mesa. Uranium bearing groundwater within each of these formations encountered reduction within the groundwater associated with major growth fault systems within the region.

The deposits at Mesteña Grande are characterized by vertically stacked roll-fronts controlled by stratigraphic heterogeneity, host lithology, permeability, reductant type and concentration, and groundwater geochemistry. Individual known roll-fronts may be few tens of feet wide, 2 to 10 feet thick, and often thousands of feet long. Collectively, roll-fronts are inferred to result in an overall deposit that is up to a few hundred feet wide, 50 to 75 feet thick and continuous for miles in length.

1.3 Exploration Status

The Mesteña Grande deposits were discovered by Mesteña Uranium, LLC in 2006. Prior to enCore’s acquisition, exploration holes 420 had been drilled on the Project.

1.4 Development and Operations

In February 2023, enCore completed acquisition of the Project from Energy Fuels. enCore did conduct a drilling program in 2024. Drilling started in June and was ongoing through year-end. Both greenfield and brownfield programs were conducted targeting the Catahoula, Oakville, Lagarto and Goliad formations. The objectives of the program were to establish a stratigraphic framework across the property, identification of regional and local fault zones and salt structures over the 35-mile x 30-mile project area.

As of December 31, 2024, enCore drilled forty-one (41) holes for total footage of 49,850 feet. Hole depths range from 700 to 1,550 feet, with an average drill depth of approximately 1,216 feet.

1.5 Mineral Resource Estimates

A summary of the Project’s mineral resources is provided in Table 1.1.

Table 1.1: Mineral Resources Summary

Category	Tons (x 1,000)	Avg Grade (%) U3O8	Total Lbs (x 1000) U3O8

Measured	0.0	0.000	0.0

Indicated	0.0	0.000	0.0

Total Measured and Indicated	0.0	0.000	0.0

Inferred	5,852.8	0.119	13,887.9

Total Inferred	5,852.8	0.119	13,887.9

Notes:

1.	enCore reports mineral reserves and mineral resources separately. Reported mineral resources do not include mineral reserves.
2.	The geological model used is based on geological interpretations on section and plan derived from surface drillhole information.
3.	Mineral resources have been estimated using a minimum grade-thickness cut-off of 0.30 ft% U3O8.
4.	Mineral resources are estimated based on the use of ISR for mineral extraction.
5.

Inferred mineral resources are estimated with a level of sampling sufficient to determine geological continuity but less confidence in grade and geological interpretation such that inferred resources cannot be converted to mineral reserves.

6.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

1.6 Summary Capital and Operating Cost Estimates

The economic assessment is preliminary in nature as all the Project’s mineral resources are inferred and inferred mineral resources are too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the economics in this report will ever be realized and there is the risk to the project of economic failure.

Estimated capital costs are $108.1 M and includes $13.7 M for processing facilities and $94.4 M for sustained wellfield development.

Operating costs are estimated to be $25.49 per pound of U3O8. The basis for operating costs is planned development, production sequence, production quantity, and past production experience. Operating costs include plant and wellfield operations, product transactions, administrative support, decontamination and decommissioning, and restoration.

Taxes, royalties, and other interests are applicable to production and revenue. Total Federal income tax is estimated at $90.1 M for a cost per pound U3O8 of $10.82. The state of Texas does not impose a corporate income tax, but the Project is subject to property taxes in the form of ad valorem in the amount of $2.5 M or $0.30 per pound of U3O8. The project is subject to a cumulative 3.6% surface and mineral royalty at an average LOM sales price of $85.48 per lb. U3O8 for $30.0 M or $3.60 per pound.

The economic analysis assumes that 60% of the mineral resources are recoverable. The pre-tax net cash flow incorporates estimated sales revenue from recoverable uranium, less costs for surface and mineral royalties, property tax, plant and wellfield operations, product transactions, administrative support, D&D and restoration. The after-tax analysis includes the above information plus depreciated plant and wellfield capital costs, to estimate federal income tax.

Less federal tax, the Project’s cash flow is estimated at $366.6 M or $41.48 per pound U3O8. Using an 8% discount rate, the Project’s NPV is $205.8 M. The Projects after tax cash flow is estimated at $276.5 M for a cost per pound U3O8 of $53.18. Using an 8.0% discount rate, the Projects NPV is $154.4 M.

1.7 Permitting Requirements

The Project is not permitted or licensed to operate except for the permits necessary for exploration.

The most significant permits and licenses that will be required to operate the Project are (1) the TCEQ Source and Byproduct Materials License, (2) the Mine Area Permit issued by TCEQ and (3) Production Area Authorizations (UIC Class III) that are issued at various times through LOM, deep injection non-hazardous disposal wells (V wells) issued by TCEQ, and an USEPA aquifer exemption.

The timing to prepare the applications and for agency review and approval is estimated to be 3 to 4 years. The length of time is not entirely in enCore’s control. The TCEQ’s ability to process enCore’s applications is dependent on the workload of the agency. With the renewed interest in uranium recovery, the application process timeline could be longer due to additional requests for ISR permits and licenses.

1.8 Conclusions and Recommendations

Based on the quality and quantity of geologic data, stringent adherence to geologic evaluation procedures and thorough geological interpretative work, deposit modeling, resource estimation methods, quality and quantity of cost inputs, and an economic analysis, the QP responsible for this report considers that the current mineral resource estimates are relevant and reliable to evaluate the Project’s economic potential.

As with any mining property there are risks and the key risk to the Project is with respect to the quantity of mineral resources that can be converted to mineral reserves.

When assessing the Project’s scientific, technical and economic potential, it is important to consider the size and continuity of the Project’s land position, like geologic setting and proximity to the Alta Mesa Project. No other ISR uranium property in the United States has a land position with these characteristics as well as the amount of geologic evidence to imply geological and grade continuity over such a large area.

To de-risk the project by increasing the quantity of mineral resources that can be converted to mineral reserves, it is recommended that enCore mitigate risk to ensure economics in the report are realized by:

●	Continue drilling campaign with larger programs verifying the geological and grade continuity of inferred mineral resources and identify new mineralization.
●	Drill 200-hole program using following cost per hole of $7,026, for total program cost of $1.41 M (Table 1.2).

Table 1.2: Drilling Costs

Item	Quantity	Unit Cost	Total

Drilling	1,000 ft	$8.00	$8,000

Muds & Polymers	1,000 ft	$0.67	$670

Cement Service	each hole	$600.00	$600

Cement	each hole	$200.00	$600

Drill Bits & Underream Blades	each hole	$300.00	$300

Dirt Work & Reclamation	each hole	$300.00	$470

Washout	1,000 ft	$1.65	$1,650

			$12,300

●

Drill at least one core hole in any new PAAs to confirm deposit mineralogy, the state of uranium secular equilibrium, and uranium content. Coring is estimated to cost $30 K per hole. Analyses, leach testing, and mineralogical work is estimated to be $25 k per hole.

2.0  INTRODUCTION

2.1 Registrant

This report was prepared by SOLA Project Servicers LLC., for the registrant, enCore Energy Corporation.

enCore was incorporated in 2009 under the previous name of Tigris Uranium Corporation and is engaged in the identification, acquisition, exploration, development and operation of uranium properties in the United States. enCore is incorporated British Columbia, Canada. The company’s principal executive offices are located at 101 N. Shoreline Blvd. Suite 450, Corpus Christi, Texas 78401. enCore’s portfolio includes uranium mineral properties in Texas, Colorado, Utah, Arizona, South Dakota, Wyoming and New Mexico.

2.2 Terms of Reference and Purpose

This report was prepared to disclose mineral resources, development plans and the results of an IA economic analysis.

enCore has commenced development activities, and this IA is prepared as an initial technical and economic study of the economic potential of the Projects mineral resources.

Technical and economic factors have been reasonably assumed and together with operational factors demonstrate there is reasonable prospect for economic extraction.

The IA is based solely on inferred mineral resources. Inferred resources have too high a level of geologic uncertainty to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the IA economics will be realized.

The basis for the report is Project’s technical and scientific information. Due to the speculative nature of inferred mineral resources, the QP has qualified the LOM resources by reducing the typical ISR mine recovery from 80% to 60%. It is also assumed that technical, scientific and financial information from enCore’s Alta Mesa Project is applicable in the assessment of the Project.

The technical and scientific information in this report reflects changes in enCore’s mineral project development plans. The report has an effective date of December 31, 2024, and has been prepared in accordance with the guidelines set forth under SEC Subpart 229.1300 – Disclosure by Registrants Engaged in Mining Operations.

2.3 Information and Data Sources

The report has been prepared with internal enCore Project technical and financial information, as well as data prepared by others. Documents, files and information provided by the registrant used to prepare this report are listed in Section 24.0 REFERENCES and Section 25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT.

2.4 QP Site Inspection

Stuart Bryan Soliz is the QP responsible for the content of this report. He visited the Project on January 7, 2025. The purpose of the visit was to inspect the site and to meet with the enCore team to review current work and project development plans.

3.0  PROPERTY DESCRIPTION

3.1 Description and Location

The Project is an ISR uranium project located in south Texas. The Project forms part of the South Texas Uranium Province. Uranium deposits in the South Texas Uranium Province extend from Starr County at the international border with Mexico northeastward through Zapata, Jim Hogg, Brooks, Webb, Duval, Kleberg, McMullen, Live Oak, Bee, Atascosa, Karnes, Wilson, Goliad, and Gonzales counties. The Project is located within a portion of the private land holdings of the Jones Ranch. The Jones Ranch was founded in 1897 and is comprised of approximately 380,000 acres.

The Project properties includes multiple project areas, including Mesteña Grande North (MGN), Mesteña Grande Central (MGC), Mesteña Grande South (MGS) Mesteña Grande Alta Vista (MGAV), Mesteña Grande El Sordo (MGES), Mesteña Grande North Alta Mesa (MGNAM) and Mesteña Grande South Alta Mesa (MGSAM) project areas. The properties collectively total 194,119 acres. The northwest corner of the Project is adjacent to and extends for about 36 miles north-northwest of the Alta Mesa CPP from Brooks County into Jim Hogg County, Texas. The center point of the Project is at approximately 27.089° North Longitude and 98.501° West Latitude. The project extents cover approximately 30 miles in an east-west direction, and approximately 35 miles in a north-south direction.

Figure 3.1 shows the location of the Project.

3.2 Mineral Titles

Mineral ownership in Texas is private estate. Private title to all land in Texas emanates from a grant by the sovereign of the soil (successively, Spain, Mexico, the Republic of Texas, and the state of Texas). By a provision of the Texas Constitution, the state released to the owner of the soil all mines and mineral substances therein. Under the Relinquishment Act of 1919, as subsequently amended, the surface owner is made the agent of the state for the leasing of such lands, and both the surface owner and the state receive a fractional interest in the proceeds of the leasing and production of minerals (https://www.tshaonline.org/handbook/entries/mineral-rights-and-royalties).

The Jones Ranch holdings include private surface and mineral rights for oil and gas and other minerals, including uranium. Figure 3.2 is map of the Project mineral ownership and Figure 3.3 illustrates surface use.

3.3 Mineral Rights

3.3.1 Amended and Restated Uranium Solution Mining Lease

Uranium recovered at the Project will be processed at the Alta Mesa CPP under the current Uranium Solution Mining Lease, as described below.

The Alta Mesa Uranium Solution Mining Lease, originally dated June 1, 2004, covers approximately 4,598 acres, out of the “La Mesteñas” Ysidro Garcia Survey, A-218, Brooks County, Texas and the “Las Mesteñas Y Gonzalena” Rafael Garcia Salinas Survey, A-480, Brooks County, Texas. These have been superseded by the Amended and Restated Uranium Solution Mining Lease dated June 16, 2016, as part of the share purchase agreement between enCore and the various holders of the

Mesteña project. The Lease now comprises Tract 5 and a portion of Tracts 1, 4, and 6 of “W.W. Jones Subdivision”, said tract being out of the “La Mesteña Y Gonzalena” Rafael Garcia Salinas Survey, Abstract N0. 480 and the “La Mesteñas” Ysidro Garcia Survey, Abstract No. 218, Brooks County, Texas. The Lease now covers uranium, thorium, vanadium, molybdenum, other fissionable minerals, and associated minerals and materials under 4,597.67 acres.

The term of the amended lease is fifteen (15) years which commenced on June 16, 2016, or however long as the lessee is continuously engaged in any mining, development, production, processing, treating, restoration, or reclamation operations on the leased premises. The amended lease can be extended by the Lessee for an additional 15 years.

The lease includes provisions for royalty payments on net proceeds, less allowable deductions, received by the Lessee. The royalties range from 3.125 to 7.5% depending on the price received for the uranium. The lease also calls for a royalty on substances produced on adjacent lands but processed on the leased premises. Table 3.1 illustrates royalty details.

Table 3.1: Amended Uranium Solution Mining Lease Royalties

Royalty Holders	Acres	Lessor Royalty	Primary Term

Mesteña Unproven Ltd., Jones Unproven Ltd., Mestaña Proven Ltd. Jones Proven Ltd.	4597.67+/-	7.5% Market value > $95.00/lb. U3O8 6.25% of Market Value > $65/lb. & </= $95/lb. U3O8 3.125% of Market Value </= $65/lb. U3O8	15 years from amendment date with option for additional 15 years or if uranium mining operations continue

3.3.2 Amended and Restated Uranium Testing Permit and Lease Option Agreement

The Uranium Testing Permit and Lease Option Agreement (Table 3.2), originally dated August 1, 2006, covers all land containing mineral potential as identified through exploration efforts and covers uranium, thorium, vanadium, molybdenum, and all other fissionable materials, compounds, solutions, mixtures, and source materials. This agreement has been superseded by the Amended and Restated Uranium Testing and Lease Option Agreement dated June 16, 2016, as part of the share purchase agreement between enCore Energy and the various holders of the Mesteña project. It now covers 195,501 acres.

The term of the amended lease and option agreement is for eight (8) years which commenced on June 16, 2016. The amended lease and option agreement has been extended by the grantee for an additional seven (7) years by certain payments conducted in April 2024. The Lease Option was further amended to extend the lease option period by an additional five (5) years in June 2024.

Table 3.2: Amended and Restated Uranium Testing Permit and Lease Option Agreement Royalties

Royalty Holders	Acres	Lessor Royalty	Primary Term

Mesteña Unproven Ltd., Jones Unproven Ltd., Mestaña Proven Ltd. Jones Proven Ltd.	195,501 +/-	7.5% of Market value > $95.00/lb U3O8 6.25% of Market Value > $65/lb. & </= $95/lb. U3O8 3.125% of Market Value </= $65/lb. U3O8	8 years from amendment date with option for additional 7 years or if uranium mining operations continue

3.4 Surface Rights

The mineral leases and options include provisions for reasonable use of the land surface for the purposes of ISR mining and mineral processing.

Amended surface use agreements have been entered into with all the surface owners on the various prospect areas as part of the Membership Interest Purchase Agreement between Energy Fuels Inc and the various holders of the Mesteña Project. These amended agreements, unchanged from those originally entered into on June 1, 2004, provide, amongst other things, for stipulated damages to be paid for certain activities related to the exploration and production of uranium.

Specifically, the agreements call for US Consumer Price Index (CPI) adjusted payments for the following disturbances: exploratory test holes, development test holes, monitor wells, new roads, and related surface disturbances. The lease also outlines an annual payment schedule for land taken out of agricultural use around the area of a deep disposal well, land otherwise taken out of agricultural use, and pipelines constructed outside of the production area.

Surface rights are expressly stated in the lease and in general provide the lessee with the right to ingress and egress, and the right to use so much of the surface and subsurface of the leased premises as reasonably necessary for ISR mining. Open pit and/or strip mining is prohibited by the lease.

3.5 Encumbrances

3.5.1 Legacy Issues

For uranium mining operation, financial assurance instruments are held by the state for completed wells, ISR mining, and uranium processing to ensure reclamation and restoration of the affected lands and aquifers in accordance with State regulations and permit requirements.

The amount of the bond is reviewed annually by the TCEQ and adjusted. The cost estimate assumes that the work is accomplished by a third-party contractor and therefore includes contractor overhead and profit. The cash flow calculations include estimates of reclamation and restoration cost performed by enCore and do not include contractor overhead and profit.

3.6 Permitting and Licensing

The Project is not permitted or licensed to operate except for permits necessary for exploration.

The most significant permits and licenses that will be required to operate the Project are (1) the TCEQ Source and Byproduct Materials License, (2) the Mine Area Permit issued by TCEQ and (3) Production Area Authorizations (UIC Class III) that are issued at various times through LOM, Class I non-hazardous disposal wells issued by TCEQ, and an USEPA aquifer exemption.

The timing to prepare the applications and for agency review and approval is estimated to be 3 to 4 years. The length of time is not entirely in enCore’s control. The TCEQ’s ability to process enCore’s applications is dependent on the workload of the agency. With the renewed interest in uranium recovery, the application process timeline could be longer due to additional requests for ISR permits and licenses.

The costs to obtain these licenses and permits is estimated to be $2.87 M. These costs include environmental baseline sampling of the air, water (surface and subsurface), soils, and vegetation in the vicinity of the proposed activities. The background radionuclide concentrations in the environment will also be determined. For the UIC Class III permits monitor wells will be installed and sampled to establish baseline water quality prior to mining.

3.7 Other Significant Factors and Risks

There are no other significant factors or risks that may affect access, title or the right or ability to perform work on the property that have not been addressed elsewhere in this report.

Figure 3.1: Project Location Map

99°10'W
98°20'W
97°30'W
96°40'W
29°10'N
28°20'N
27°30'N
26°40'N
25°50'N
San Antonio
Corpus Christi
Laredo
Kingsville
Mesteña Grande Projects
Alta Mesa Project
GULF
OF
MEXICO
McAllen
Brownsville
MEXICO

TEXAS

ALTA MESA AND MESTENA GRANDE
Brooks and Jim Hogg Counties, TX

Location Map

Date: February 2025

N
0 5 10 20 30
Miles
0 10 20 40 60
Kilometers

Scale: 1:600,000

Figure 3.2: Mineral Ownership

Explanation
enCore Land Holdings
Mineral
Jones Ranch Owners
98°45'W
98°40'W
98°35'W
98°30'W
98°25'W
98°20'W
27°20'N
27°15'N
27°10'N
27°5'N
27°N
26°55'N
26°50'N
Eshleman/Vogt Interest
Unknown (minerals only)
Eshleman/Vogt Interest
Jones Carr Ltd.
Alto Colorado Ranches, LTD
Cristalinas Partners, Ltd.
Alta Vista LLC
Jones Carr Ltd.
Thompson Family Partnership
Hause Circle Ltd.
Thompson Family Partnership
Jones Borregos Ltd.
Alto Colorado Ranches, LTD
Cristalinas Partners, Ltd.

TEXAS

ALTA MESA AND MESTENA GRANDE
Brooks & Jim Hogg Counties, TX

Mineral Ownership

Date: February 2025

N

0 2 4 8
Miles

0 2 4 8
Kilometers

Scale: 1:100,000

Figure 3.3: Surface Use Agreements

Explanation
enCore Land Holdings
Surface Use Agreement
Jones Ranch Owners
Alta Mesa Land LLC SUA
98°45'W
98°40'W
98°35'W
98°30'W
98°25'W
98°20'W
27°20'N
27°15'N
27°10'N
27°5'N
27°N
26°55'N
26°50'N
Eshleman/Vogt Interest
Eshleman/Vogt Interest
Unknown (minerals only)
Jones Carr Ltd.
Jones Carr Ltd.
Alta Vista LLC
Alta Colorado Ranches, LTD
Cristalinas Partners, Ltd.
Thompson Family Partnership
Hause Circle Ltd.
Alta Mesa Land LLC SUA
Thompson Family Partnership
Alta Colorado Ranches, LTD
Cristalinas Partners, Ltd.
Jones Borregos Ltd.

TEXAS

ALTA MESA AND MESTENA GRANDE
Brooks & Jim Hogg Counties, TX

Surface Use Agreements

Date: February 2025

N

0 2 4 8
Miles

0 2 4 8
Kilometers

Scale: 1:100,000

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1 Topography, Elevation and Vegetation

The Project is located on the coastal plain of the Gulf of Mexico. Three major rivers in the region from south to north are: the Rio Grande, the Nueces, and the San Antonio. The Rio Grande flows into the Gulf of Mexico south of the project area. The Nueces River flows into the Corpus Christi Bay, and the San Antonio River flows into San Antonio Bay southeast of Victoria (Nicot, et al 2010). Figure 4.1 shows the general topographic conditions for the Project and region.

The project area is located within the South Texas Plains Ecoregion of Texas (TPWD 2011). Topography in the project area is relatively flat to gently rolling, ranging from approximately 750 feet (northwest) to 250 feet (southeast) above mean sea level.

Regionally, the area is classified as a coastal sand plain. Jim Hogg County comprises 1,152 square miles of brushy mesquite land. The near level to undulating soils are poorly drained, dark and loamy or sandy; isolated dunes are found. In the northeast corner of the county the soils are light-colored and loamy at the surface and clayey beneath. The vegetation, typical of the South Texas Plains, includes live oaks, mesquite, brush, weeds, cacti and grasses. In addition to domestic stock, wildlife is abundant in the area including a variety of reptiles, amphibians, birds, small mammals, and big game (White Tail Deer and exotics).

Figure 4.1: Topography of the South Texas Uranium Province

4.2 Access

The Project is accessible year-round from two primary locations: 1) a ranch gate located approximately 5 miles east of Hebbronville, Texas along State Highway 285 (paved); and 2) a ranch gate located approximately 19 miles south of Hebbronville along Farm to Market Road 1017 (paved), as well as from the adjacent the Alta Mesa Project. The Alta Mesa Project location is approximately 11 miles west of the intersection of US Highway 281 (paved) and North Farm to Market Road 755 (paved), 22 miles south of Falfurrias, Texas.

4.3 Climate

Overall, the climate in the area is warm and dry, with hot summers and relatively mild winters. However, the region is strongly influenced by its proximity to the Gulf of Mexico and, as a result, has a much more marine-type climate than the rest of Texas, which is more typically continental.

Monthly mean temperatures in the region range from 55°F in January to 96°F in August (Nicot, et al 2010). The area rarely experiences freezing conditions and as a result most of the processing facility and infrastructure is located outdoors, and wellfield piping and distribution lines do not require burial for frost protection.

Annual precipitation ranges from 20 to 35 inches. Primary risk for severe weather is related to thunderstorms and potential effects of Gulf Coast hurricanes.

4.4 Infrastructure

The Project is well supported by nearby towns and services. Larger cities, Corpus Christi, McAllen and Laredo, are each about 100 miles or less from the site and are ready sources of materials and equipment. Major power lines are located across the Project and are accessed for electrical service. The road system is comprehensive and well maintained and used for shipment of materials and equipment.

Human resources are employed from nearby population centers. Numerous local communities provide sources for labor, housing, offices and basic supplies. enCore utilizes local resources when and where possible supporting the local economy.

The site has uranium drill holes and related infrastructure (e.g., small mud pits temporarily constructed to facilitate drill operations and water supply ponds), and trucks and other equipment. Because of the Project’s proximity to Alta Mesa, Alta Mesa does serve as a base of operation for, administration, shop and warehouse, environmental support, and logging services.

Water supply for the Project is from established and permitted local wells. Solid waste is disposed off-site at licensed disposal facilities. No tailings or other related waste disposal facilities are needed.

5.0	HISTORY

5.1 Ownership

In 1999, Mesteña Uranium LLC was formed by the landowners. Mesteña completed most of the drilling on the adjacent Alta Mesa project and began construction of the Alta Mesa ISR facility in 2004. Production began in the fourth quarter of 2005 and Mesteña operated the facility through February 2013. Due to a downturn in the uranium market, in 2013 the project was put into care and maintenance standby.

Mesteña Uranium, LLC acquired the Mesteña Grande projects in 2006 as an exploration option to provide additional uranium feed to the Alta Mesa plant.

On June 17, 2016, Energy Fuels acquired the Project, including both the Alta Mesa and Mesteña Grande projects.

In November 2022, enCore entered into a Membership Interest Purchase Agreement dated November 14, 2022, with EFR White Canyon Corp., a subsidiary of Energy Fuels, to acquire four limited liability companies that together hold 100% of the Project. Acquisition cost was US$120 million USD payable in a combination of cash and vendor take-back convertible note secured against the assets.

In February, the Company entered a joint venture with Boss Energy, Ltd. to develop and advance the Project. enCore retains ownership of 70% of the project and Boss Energy holds 30%.

5.2 Previous Operations and Work

Uranium was first discovered in Texas via airborne radiometric surveys in 1954 along the northern boundary of the South Texas Uranium Province where host formations outcrop. These initial discoveries led to the development of numerous conventional open pit mines. Subsequent exploration primarily, by drilling, extended mineralization down dip from the outcrop. At Alta Mesa, oil and gas drilling had been ongoing since the 1930’s.

The deposits were discovered by Mesteña Uranium, LLC in 2006 and drilled 460 holes.

Mesteña Uranium, LLC had access to 3D seismic data developed for oil and gas exploration and used the results of that work as an exploration tool to locate sand channels and define geologic structures. This exploration technique led to the exploration of the Indigo Snake area and to a lesser extent has aided exploration in the Mesteña Grande Central and Mesteña Grande North areas, as well as of the South Alta Mesa property. Limited exploratory drilling was completed in both the South Alta Mesa and North Alta Mesa project areas and a single hole was completed on the Indigo Snake.

6.0	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

6.1 Regional Geology

6.1.1 Surface Geology

The surface geology of the Texas Gulf Coast is an active sedimentary depositional basin characterized by numerous marine transgressions and regressions. These variations are manifested in the stratigraphic record as facies changes along strike and dip of the coast.

Geologic units outcrop at the surface as relatively broad coast-parallel bands. The relative width of bands reflects the thickness of the stratigraphic units, with broader outcrop bands corresponding to greater stratigraphic thickness. The relative age of the exposures becomes progressively younger toward the present margin of the coast. Strata dip at low angles and thicken toward the coast, except where strata is influenced locally by structural deformation (Mesteña, 2000).

6.1.2 Subsurface Geology

The Texas Gulf Coast is a sedimentary basin with active deposition throughout the Cenozoic Era. Deposition is dominated by clastic sediments transported from highlands in West Texas and northern Mexico. Most of these sediments were transported to the coast by rivers and deposited in a variety of fluvial-deltaic environments.

Structurally the Texas Gulf Coast consists of three regions, the Rio Grande Embayment, the San Marcos Arch, and the Houston Embayment. Other structural features found in the Texas Gulf Coast include the Stuart City and Sligo Shelf Margins, and the Wilcox, Frio, and Vicksburg Fault Zones.

The San Marcos Arch is a broad gently sloping positive structural feature extending from the Llano Uplift in Central Texas to the Gulf Coast during the Ouachita Orogeny. The Rio Grande and Houston Embayment’s are thought to have resulted from subsidence induced by high rates of sedimentation (Dodge and Posey, 1981).

The Tertiary sediments deposited in the Rio Grande and Houston Embayment’s are characterized by deltaic sands and shales. High rates of clastic deposition resulted in the formation of normal listric growth faults. Deltaic sedimentation combined with growth faulting and continued subsidence have led to the accumulation of up to 40,000 feet of Cenozoic strata in the Gulf Coast Basin.

Salt and shale diapirs are also present in the subsurface along the Gulf Coastal Plain. The displacement of shale and salt is generated by the accumulation of an excessive thickness of overburden sediment causing plastic flow of the more ductile sediments. The resulting structures may cause local faulting and/or dip reversal along with the formation of domes and anticlinal structures.

6.2 Local and Property Geology

6.2.1 Surface Geology

In Jim Hogg County and across the Project area, the Eocene Jackson Group, the Miocene Catahoula and Frio Formations, the Pliocene Goliad Formation and Quaternary windblown deposits outcrop at the surface. In most of the county these units subcrop beneath a blanket of Holocene sediments brought inland by easterly and southeasterly winds. The Miocene age Oakville Formation and Lagarto Clays do not outcrop in this area. Figure 6.1 is a geologic map of the project area.

6.2.2 Subsurface Geology

The deposits are roll-fronts, typical to others found in the South Texas Uranium Province. The ore bodies are isolated within several sand units, which occur within the middle portion of the Goliad Formation.

Genesis of the ore deposits are related to the presence of chemical reductants trapped in the various host formations (Goliad, Oakville, and Catahoula). Reductants are believed to be associated with natural gas and/or hydrogen sulfide seepage from deeper formations through localized faulting.

The significant structural features in the vicinity of Alta Mesa include the Vicksburg Fault and the associated Vicksburg Flexure and Alta Mesa Dome. The Vicksburg Fault is a large-scale, deep-seated growth fault, mainly affecting deeper stratigraphic units. Little, if any, displacement has occurred in Goliad and younger units. Activity on the Vicksburg Fault and related structural features has, however, influenced sedimentation patterns in the Goliad.

The Alta Mesa Dome is a deep-seated, non-piercement shale diapir structure associated with the Vicksburg Flexure. Deformation of the subsurface strata is considerable at depth but at the Goliad level, maximum uplift is on the order of only 100 to 125 feet. The location of the ore deposit closely coincides with the top of the dome at the Goliad stratigraphic level. Domal uplift is believed to have been active but subdued during deposition of the Goliad Formation. The rate of uplift was insufficient to divert fluvial deposition but did limit its extent.

As a result, strata thin over the dome and thicken off the dome. Clay interbeds are more abundant and more continuous over the dome. At the Goliad stratigraphic level, symmetry of the dome is broken on the western and northwestern flanks by a pair of subparallel, normal faults. These appear to be zones of structural failure associated with sporadic reactivation of domal uplift. The throw of these faults is opposite to each other, creating an intervening graben structure. Surface expression of faulting did not occur until after the ore mineralization phase.

Figure 6.2 is a generalized cross section illustrating the stratigraphic, structural and deposit characteristics of the Alta Mesa project area (Collins and Talbott, 2007). The presence and effects of salt domes are also recognized at other uranium deposits such as Palangana (UEC, 2010). Note that the location of the Figure 6.2 cross-section shown is referenced as section line A-A’ on Figure 6.1.

The significant structural features in the vicinity of the Project include the Vicksburg and Midway Fault Zones, along with numerous, regional and local scale growth faults. Analyses of cross-sections indicate significant faulting has occurred during Catahoula and Oakville time, with the degree of faulting lessening upward into Goliad time. Lagarto sediments include thick fluvial sequences of bedload and mixed-load channel systems indicating increased fluvial processes were active during deposition in this region of south Texas.

Fluvial systems within the Catahoula, Oakville, Lagarto, and Goliad sequences all exhibit a significant reduction in energy toward the coast, with sediment size and process complexity decreasing in each to the east

6.3 Stratigraphy

The Project is part of the South Texas Uranium Province, which is known to contain more than 100 uranium deposits (Nicot, et al., 2010). Within the South Texas Uranium Province, uranium mineralization is primarily hosted in the Miocene/Pliocene Goliad Formation, Miocene Oakville Formation, Oligocene/Miocene Catahoula Formation, and the Eocene Jackson Group, respectively described in the following. Figure 6.3 is a stratigraphic column of the South Texas Uranium Province and Figure 6.4 is a detailed cross section of the project area.

6.3.1 Goliad Formation

The Goliad Formation unconformably overlies the Oakville and Fleming Formation outcropping in the northwest part of Brooks County. In the area, the Goliad ranges in thickness from approximately 400 to 1000 feet thick and consists of fine to medium-grained sands and poorly cemented sandstone (Meyers and Dale, 1967).

The Goliad is divided into three major zones (Basal, Middle and Upper) based on major fluvial regimes. The Lower Goliad is interpreted to represent a fluvial environment of low to moderate energy and is composed primarily of isolated mixed- load channel-fill sands separated by thick inter-channel clays. Basal Goliad sediments consist of bimodal sand and gravel conglomerates with poor bed form development and little sedimentary structure.

Middle Goliad sediments are finer grain and have well developed sedimentary structures and bedforms and contain relic caliche cementation. A slight increase in fluvial energy during the Middle Goliad deposition resulted in an extensive stack of onlapping mixed-load to bed-load channel-fill sands with subordinate amount of interchannel clays. Because stacking and onlapping of sands and claystone is common within the Middle Goliad, detailed distinction of upper and lower boundaries or lettered sand units is somewhat tenuous in places. Tops and bottoms are established at claystone interbeds which are most continuous on a large scale, although locally these may not be the most prominent claystones. Continuity of claystones is generally consistent on top of the dome and within the ore deposit but decreases off the dome where the sand units commonly merge and lose individual identity.

Fluvial energy appears to have fluctuated considerably in the Upper Goliad. Peak fluvial energy levels occurred with the deposition of significant amounts of bed-load channel fill sand and is locally conglomeratic. This change in texture in the upper Goliad Formation indicates decreasing bed load energy, reduced source input, and a change to an arid or semi-arid climate (Hosman, 1996). Figure 6.5 is a type-log for the Project which illustrates the local stratigraphy.

6.3.2 Oakville Formation

The Miocene-age Oakville Formation overlies the Catahoula Formation and represents a major pulse in sediments thought to be due to uplift along the Balcones Fault Zone. The Oakville Sandstone is composed of sediments deposited by several fluvial systems, each of which had distinct textural and mineralogical characteristics (Smith et al., 1982). Together with the overlying Fleming Formation, they comprise a major depositional episode. These two units are commonly grouped because they are both composed of varying amounts of interbedded sand and clay. Average thickness varies from 300 to 700 feet at the outcrop (Galloway et al., 1982), and the formation is thicker in the subsurface (Henry et al., 1982).

Oakville sediments grade into the mixed-load sediments of the Fleming and into the thicker deltaic and barrier systems farther downdip. Sand percentage is high in the paleochannels, whereas finer-grained floodplain deposits are more common in adjacent interchannel environments. Paleosols are not as frequent as in the Catahoula Formation and Jackson Group. Farther downdip the amount of sand increases as the formation thickens, but the sand fraction decreases because of additional mud facies.

Unlike the Jackson Group, Oakville sediments do not contain significant amounts of organic material.

6.3.3 Catahoula Formation

The Catahoula Formation unconformably overlies the Oligocene sediments of the Jackson Group. Catahoula sediments are fluvial rather than marine derived and are composed in varying proportions of sands, clays, and volcanic tuff, depending on location. Sediments of the Catahoula Formation reflect a strong volcanic influence, including numerous occurrences of airborne volcanic ash (Galloway 1977).

Thicknesses of strata at the outcrop range from 200 to 1,000 feet and thickens gulfward as is typical of other Gulf Coast sequences. Sand content ranges from <10% to a maximum of about 50% (Galloway, 1977). Sediments in the lower Catahoula Formation are predominantly gray tuff, whereas pink tuffaceous clay is more common in the upper strata, suggesting a change to more humid climatic conditions during deposition. Volcanic conglomerates and sandstone are most common in the midlevel of the unit. Bentonite and opalized clay layers and alteration products of volcanic glass (zeolites, Camontmorillonite, opal, and chalcedony) are present throughout the formation and indicate syndepositional alteration of tuffaceous beds. Widespread areas of calichification indicate long periods of exposure to soil-forming conditions at the surface (McBride et al., 1968).

6.3.4 Jackson Group

The Jackson Group is part of a major progradational cycle that also includes the underlying Yegua Formation. The Jackson Group includes, from older to younger, the Caddell, the Wellborn, the Manning, and the Whitsett Formations (Eargle, 1959; Fisher et al., 1970).

Total thickness averages 1,100 feet in the subsurface but becomes thinner in the outcrop area and is characterized by a complex distribution of lagoon, marsh, barrier-island, and associated facies. The lower part of the Jackson Group consists of a basal 100-feet sequence of marine muds (Caddell Formation) overlain by 400 feet of mostly sands: Wellborn / McElroy Formation with the Dilworth Sandstone, Conquista Clay, and Deweesville / Stones Switch (Galloway et al., 1979) Sandstone members toward the top. The middle part consists of 200 to 400 feet of mostly muds (including the Dubose Clay Member). Several sand units are present in the 400- to 500-feet-thick upper section, including the Tordilla / Calliham Sandstone overlain by the Flashing Clay Member.

Units from the Dilworth unit up are grouped under the Whitsett Formation name (Eargle, 1959). Only the latter contains significant amounts of uranium mineralization in the Deweesville and Tortilla sand members. Kreitler et al. (1992, 38 Section 2) provided more details on these units near the Falls City

Susquehanna-Western mill. Uranium mineralization occurs where the strike-oriented barrier sand belt intersects the outcrop. Sand is generally fine and heavily bioturbated with burrows and roots and contains lignitic material and silicified wood. Discontinuous lignite beds are also present (Fisher et al., 1970).

Figure 6.1: Geologic Map

Explanation
GeologicUnit_Texas
Mg - Goliad Fm.
Qal - Quaternary Alluvium
Qcd - Clay Dune
Qds - Dune Sand Sheet Deposits
Ql - Lissie Fm.
Qs - Sand Sheet Deposits
Qsd - Sand Dune Deposits
Masteña Grande Projects
Alta Mesas Projects
Mesteña Grande Goliad
Mesteña Grande North
Mesteña Grande El Sordo
Mesteña Grande Central
Mesteña Grande Alta Vista
Mesteña Grande North Alta Mesa
Mesteña Grande Indigo Snake
Alta Mesa
Mesteña Grande South Alta Mesa
A
A'
98°45'W
98°40'W
98°35'W
98°30'W
98°25'W
98°20'W
98°15'W
27°25'N
27°20'N
27°15'N
27°10'N
27°5'N
27°N
26°55'N
26°50'N
TEXAS
ALTA MESA AND MESTENA GRANDE
Brooks and Jim Hogg Counties, TX
Geologic Map
Date: February 2025
N
Miles
Kilometers
Scale: 1:100,000

Figure 6.2: Generalized Cross Section

Figure 6.3: Regional Stratigraphic Column

System	Series	Group	Formation	Geologic Unit	Description
QUATERNARY	Holocene			Flood-plain Alluvium	Sand, Gravel, Silt, Clay
				Fluvial Terrace Deposits	Sand, Gravel, Silt, Clay
	Pleistocene			Plestocene Deweyville Formation, Beaumont Clay, Montgomery Formation, Bentley Formation, and Pliocene (?) Willis Sand	Sand, Gravel, Silt, Clay
TERTIARY	Pliocene			Goliad Sand ★ ★ ★	Fine to coarse sand and conglomerate; calcareous clay; basal medium to coarse sandstone. Strongly calichified
	Miocene			Fleming Formation	Calcareous clay and sand
				Oakville Sandstone ★ ★	Calcareous, cross-bedded, coarse sand. Some clay and silt and reworked sand and clay pebbles near base
	Oligocene		Catahoula Formation	Chusa Tuff	Calcareous tuff; bentonitic clay; some gravel and varicolored sand near base. Soledad in Duval County, grades into sand lenses in northern Duval and adjacent counties
				Soledad Conglomerate ★	
				Fant Tuff	
			Frio Clay		Light-gray to green clay; local sand-filled channels
	Eocene	Jackson	Whitsett Formation	Fashing Clay	Chiefly clay; some lignite, sand, *Corbicula* coquina, oysters
				Tordilla Sandstone	Very fine sand
				Dubose Clay	Silt, sand, clay, lignite
				Deweesville Sandstone	Mostly fine sand; some carbonaceous silt and clay
				Conquista Clay	Carbonaceous Clay
				Dilworth Sandstone	Fine sand, abundant *Ophiomorpha*

★ Host Formations in order of economic importance (Uranium)

Stratigraphic Column - modified from Nicot et al, 2010

Figure 6.4: Detailed Cross Section

NW
Cross Section
Mestena Grande to South Alta Mesa
Jim Hogg and Brooks Counties, Texas
SE
38 miles
Elevation ASL
Sea Level 0
Goliad Formation
Predominantly Lagarto coarse-grained fluvial channel systems
Predominantly Oakville coarse-grained fluvial channel systems
Lagarto Clay
Oakville Formation
fluvial
Catahoula Formation
floodplain
Predominantly Oakville flood plain sediments
Predominantly Lagarto mixed fluvial and flood plain sediments
Gonzalena Salt Dome
(depth ~ 10,000 ft. BGS)
Predominantly Lagarto flood plain sediments
Vicksburg Fault Zone
Alta Mesa Mine
Alta Mesa Salt Dome
(depth ~ 10,000 ft. BGS)
Line of Cross Section
Mestena Grande
NW
SE
Notes:
1. All faults shown within first 1500 ft. of surface shown as vertical for simplicity.
2. Horizontal scale approximate

Figure 6.5: Type Log

6.4 Significant Mineralized Zones

6.4.1 Mineralization

Uranium mineralization occurs primarily as uraninite with some coffinite and like other deposits within the South Texas Uranium Province, is stratabound in clay-bounded sandstone packages. Mineralization occurs as roll front type deposits with “C” shaped configurations in cross section and elongated sinuous ribbons in plan-view. Deposits are diagenetic and/or epigenetic forming because of a geochemical process whereby oxidized surface water leaches uranium from source rocks (Finch, 1996). Source rocks of the south Texas deposits are generally agreed to be Miocene and Oligocene age volcanic ash from west Texas and/or Mexico (Galloway et al, 1977 and Aguirre-Diaz and Renne, 2008).

This ash was deposited by wind and fluvial systems and uranium was leached from the ash by oxygenated surface waters. Uranium bearing waters were transported to outcrop areas where sandstone formations were exposed and began to move downdip as groundwater. The movement of uranium continued in groundwater until a reductant source was encountered, such as hydrogen sulfide gas, pyrite or carbonaceous material resulting in uranium precipitating out of solution.

At Alta Mesa, uranium bearing groundwater moved from northwest to southeast and encountered a reduction zone associated with the Alta Mesa oil and gas field, caused primarily by hydrogen sulfide gas introduction through faults and fractures. Mineralization away from the oil and gas field occurs by the same geochemical processes; however, possibly from different reductant source.

The deposits at Mesteña Grande are characterized by vertically stacked roll-fronts controlled by stratigraphic heterogeneity, host lithology, permeability, reductant type and concentration, and groundwater geochemistry. Individual known roll-fronts are a few tens of feet wide, 2 to 10 feet thick, and often thousands of feet long. Collectively, roll-fronts are inferred to result in an overall deposit that is up to a few hundred feet wide, 50 to 75 feet thick and continuous for miles in length.

Depth of known mineralization occurs at various depths, from 400 to over 1,200 feet.

6.5 Relevant Geologic Controls

The primary geologic controls for development of the Project’s deposit are:

●	Miocene and Oligocene volcanic ash uranium source,
●	Permeable sandstones within the Goliad, Oakville and Catahoula Formations,
●	Groundwater and formation geochemical conditions suitable for uranium transport,
●

Reductant source (hydrocarbons, pyrite or carbonaceous materials) within the sandstones to interact with uranium bearing groundwater modifying oxidation/reduction potential of geochemical conditions and precipitation of uranium.

6.6 Deposit Type

The deposit type is being investigated and mined are sandstone hosted uranium roll-fronts, as defined in the “World Distribution of Uranium Deposits (UDEPO) with Uranium Deposit Classification”, (IAEA, 2009). The geological model being applied in investigation and mining is illustrated in Figure 6.6.

Figure 6.6: Idealized Cross Section of a Sandstone Hosted Uranium Roll-Front Deposit

(Modified from Granger and Warren -1974 and De Voto- 1978)

•	A permeable host formation:
o	Sandstone units of the Goliad, Oakville, and Catahoula formations.
•	A source of soluble uranium:
o

Volcanic ash-fall tuffs coincidental with Catahoula deposition containing elevated concentration of uranium is the probable source of uranium deposits for the South Texas Uranium Province (Finch, 1996).

•	Oxidizing groundwaters to leach and transport the uranium:
o	Groundwaters regionally tend to be oxidizing and slightly alkaline.
•	Adequate reductant within the host formation:
o	Conditions resulting from periodic H2S gas migrating along faults and subsequent iron sulfide (pyrite) precipitation created local reducing conditions.
o	Time sufficient to concentrate the uranium at the oxidation/reduction interface.
o	Uranium precipitates from solution at the oxidation/reduction boundary (REDOX) as uraninite which is dominant (UO2, uranium oxide) or coffinite (USiO4, uranium silicate).
•

The geohydrologic regime of the region has been stable over millions of years with groundwater movement controlled primarily by high-permeability channels within the predominantly sandstone formations of the Tertiary.

7.0  EXPLORATION

The nature and extent of all relevant exploration is discussed in the following. All exploration work has been conducted by drilling. To date, no other surveys, investigations, groundwater or geotechnical sampling have been conducted, including coring.

7.1 Drilling Type and Procedures

Drilling is performed by surface drilling vertical holes. Holes are drilled using direct mud rotary drilling system, where drilling fluid is pumped through the drill pipe, drill bit ports, and back to surface between the pipe and borehole wall. Drilling fluid is typically a mix of clean water and industrial materials added to the water to lift cuttings, stabilize hole to prevent sidewall caving and sloughing, and to clean and lubricate the drilling system.

Hole depth is determined by depth of the deepest stratigraphic unit to be investigated. Hole diameter is determined by drill bit and pipe diameter used.

Drill holes are sampled by collection of drill cuttings, downhole geophysics and core. Cuttings are typically collected every 5 feet and assessed for lithology and color. If core is collected, a coring tool is used to drill and sample lithological material without comprising its natural condition. Holes are also logged for downhole geophysical characteristics to assess lithology type, stratigraphic and structural geologic features, and mineralization location and quality. The collar or surface location of each drill hole is surveyed for elevation, latitude and longitude. Since mineralized stratigraphic horizons are nearly horizontal and drill holes are nearly vertical, the mineralization’s true thickness is represented in geophysical and core data.

Initial Project exploration was wide spaced drilling at miles or thousands of feet between drill holes. Closer spaced drilling was conducted increasing geologic knowledge and confidence.

7.2 Drilling Extent

In 2024, enCore conducted a drilling program on the Project. Drilling started in June and was ongoing at the time of report completion. Both greenfield and brownfield programs were conducted targeting the Catahoula, Oakville, Lagarto and Goliad formations, primarily at central Mesteña Grande, Alta Vista and North Alta Mesa.

Drilling has been wide spaced with the objective of establishing a stratigraphic framework across the region, identification of regional and local fault zones and salt structures over the 35-mile x 30-mile project area.

As of December 31, 2024, enCore has drilled 41 holes for a total footage of 49,850 feet. Hole depths range from 700 to 1,550 feet, with an average drill depth of approximately 1,216 feet. Drill results are presented in Table 7.1. Drill holes locations are illustrated on Figure 7.1

Table 7.1: Drill Results

Figure 7.1: Drill Hole Locations

Explanation
MG Historical Drilling 2007-2009
enCore 2024-2025 Exploration
Jones Ranch Uranium Testing and Lease Option
Jones Ranch Surface
Alta Mesa Mining Lease
Salt Structures
STX Regional Fault Systems
Mesteña Grande North
Mesteña Grande Central
Mesteña Grande El Sordo
Mesteña Grande South
Mesteña Grande Alta Vista
Mesteña Grande North Alta Mesa
Mesteña Grande South Alta Mesa
98°45'W
98°40'W
98°35'W
98°30'W
98°25'W
98°20'W
27°20'N
27°15'N
27°10'N
27°5'N
27°N
26°55'N
26°50'N
TEXAS
N
0 2 4 8
Miles
0 2 4 8
Kilometers
Scale: 1:100,000

MESTENA GRANDE PROJECT
Brooks & Jim Hogg Counties, TX

Drillhole Location Map

Date: February 2025

8.0  SAMPLE PREPARATION, ANALYSIS AND SECURITY

8.1 Sample Methods

Samples are collected from drill holes for drill cuttings, downhole geophysics and core samples. Cores are the only samples that are prepared and dispatched to an analytical or testing laboratory. Cuttings and geophysical data are prepared and analyzed in house. Sampling, sample preparation and security are described in the following sections.

8.1.1 Downhole Geophysical Data

Continuous measurement of downhole geophysical properties is measured from total hole depth to surface. Geophysical data is collected using logging probes equipped with gamma, resistivity, SP, PFN and downhole survey logging tools. This suite of logs is ideal for defining lithologic units in the subsurface. The resistivity and spontaneous potential tools are used to define lithology by qualitative measurements of water conductivities.

The gamma tool provides an indirect measurement of uranium content. Gamma radiation is measured in one-tenth foot intervals and converted to gamma ray readings measured in counts-per-second into %-eU3O8. Equivalent percent uranium grades are reported in one-half foot increments.

The PFN tool provides a direct measurement of uranium around the borehole. The pulsed neutron source electronically generates neutrons which cause fission of U235 in the formation. Tool detectors count epithermal and thermal neutrons returning from the formation, thereby providing a direct measurement of uranium content within the formation.

Drill holes are also downhole surveyed measuring deviation by azimuth and declination, providing a holes true bottom location and depth.

enCore samples all drill holes with gamma, resistivity, spontaneous potential and downhole survey. Due to cost and time, enCore only PFN samples mineralized intervals with gamma measured grades above 0.02%-eU3O8.

To ensure geophysical data quality control, gamma and PFN tools are calibrated at a US Department of Energy test pit in George West, Texas. Tools are also calibrated using onsite test pits at enCore’s Kingsville Dome Project. Test pit have known uranium source concentration and using industry calibration procedures tools are calibrated, to ensure consistent measurement and reporting of uranium concentrations from US deposits.

8.1.1.1 PFN Calibration

Figure 8.1 shows a typical calibration curve for the PFN tool.

Figure 8.1: PFN Tool Calibration

8.1.1.2 Disequilibrium

Radioactive isotopes decay until achieving a stable non-radioactive state. The radioactive decay chain isotopes are referred to as daughters. When decay products are maintained in close association with the primary uranium isotope U238 on the order of a million years or more, the daughter isotopes will be in equilibrium with the parent isotope (McKay et.al., 2007). Disequilibrium occurs when one or more decay products are dispersed due to differences in solubility between uranium and its daughters. Disequilibrium is considered positive when there is a higher proportion of uranium present compared to daughters and negative where daughters accumulate, and uranium is depleted. The DEF is determined by comparing radiometric equivalent uranium grade eU3O8 to chemical uranium grade. Radiometric equilibrium is represented by a DEF of 1, positive DEF by a factor greater than 1, and negative DEF by a factor of less than 1. Figure 8.2 illustrates the disequilibrium relationship between natural gamma U3O8 equivalent and PFN measured grades.

Total applied a DEF of 1.13 to mineral resource estimates (Total, 1989). Mesteña used PFN measurements to determine uranium grade. enCore also uses PFN for uranium grade determination.

Figure 8.2: Disequilibrium Graph Natural Gamma vs PFN Grade

8.1.2 Drill Cuttings

Drill cuttings are collected at 5-foot intervals while drilling. Samples are arranged on the ground in order of depth to show changes in lithology and color. Lithology and color are recorded on a lithology log for entire hole depth. Particular attention is paid to color in the mineralized sand to assess oxidation/reduction potential. Cuttings are not chemically assayed as drilling mud will contaminate samples and precise sample location or depth cannot be determined from cuttings.

8.1.3 Core Samples

Core samples are collected to conduct chemical analyses, metallurgical testing, and testing of physical parameters of lithologic units. Retrieved cores are measured to determine core recovery. Cores are also washed, photographed and described. In preparation for laboratory analysis, to maintain moisture content and prevent oxidation, core is wrapped in plastic, boxed and frozen or iced.

Mesteña and Energy Fuels drilled no core, and to date enCore has not collected any core.

8.2 Laboratory Analysis

When core is collected in the field, it is rinsed, measured for length and photographed. One half of the core is sampled in 1-foot increments and either wrapped in plastic or vacuum sealed to maintain moisture content and prevent oxidation, boxed, frozen or iced and transferred to an analytical or testing laboratory.

The other half of core is preserved and used to describe lithologic characteristics (i.e., lithology, color, grain size and fraction).

Core preserved for testing is used for leach amenability determination. Leach amenability studies are intended to demonstrate that the uranium mineralization is capable of being leached and determination of the optimal mining lixiviant chemistry. Typically, sodium bicarbonate is used as the source for a carbonate complexing agent to form uranyldicarbonate (UDC) or uranyltricarbonate ion (UTC), and Oxygen or Hydrogen peroxide are used as the uranium-oxidizing agent. Tests are not designed to approximate in-situ conditions (permeability, porosity, pressure) but are an indication of an ore’s reaction rate and potential uranium recovery.

enCore adheres to security measures using Chain of Custody procedures to ensure the validity and integrity of samples through the analysis process. enCore may sample and transfer duplicate samples to assess reliability and precision of analytical results for quality control of sample collection or laboratory analysis procedures.

Core samples are submitted to an analytical or testing laboratory that is certified through the National Environmental Laboratory Accreditation Program, which establishes and promotes mutually acceptable performance standards for the operation of environmental laboratories. The standards address analytical testing, with State and Federal agencies and serve as accrediting authorities with coordination facilitated by the EPA to assure uniformity.

8.3 Opinion on Adequacy

Since enCore’s acquisition of the Project, there has been no sampling of natural materials for the assessment of geologic or hydrologic conditions that require preparation, analysis and security to submit samples to a laboratory; however, enCore does have sample preparation, methods of analysis, and sample and data security procedures that meet acceptable industry standards.

With respect to historical sample preparation, analysis and security of other previous operators, this information was not available and cannot be confirmed.

It is the opinion of this QP that there are no known sampling preparation, analysis and security factors that when used will materially affect the accuracy and reliability of results.

9.0  DATA VERIFICATION

The QP visited the site on January 7, 2025, to inspect the site and verify data in the technical report.

9.1 Data Confirmation

To verify data, the following steps were taken by the QP to review:

●	SOPs for drilling procedures, lithological and geophysical logging, and coring,
●	Drilling, lithological and geophysical logging in the field,
●	Geologists’ interpretation of lithology comparing drill cuttings to resistivity and SP geophysical results,
●	Raw downhole geophysical data, grade calculations from raw data, and compositing method used to calculate average mineral grade and determine thickness,
●	Geologists’ interpretation of deposit characteristics from gamma and PFN downhole geophysical data,
●	Workflow and data management including collection, processing, interpretation, digital documentation and database storage; and,
●	Geophysical calibration records.

9.2 Limitations

Coring was not observed in the field as no coring activities were conducted during the duration of the site visit and no historic core data exists for the Project.

9.3 Data Adequacy

A considerable amount of work has been done by enCore and previous operators to ensure an adequate data set exists for the Project. It is the QP’s opinion that the data used in this technical report is adequate for technical reporting.

Based on data quality, efforts of others, and the QP’s review, it is the opinion of the QP that there are no known data factors that will materially affect the accuracy and reliability of results.

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING

enCore has not performed any mineral processing or metallurgical testing for the Project.

11.0 MINERAL RESOURCE ESTIMATES

enCore reports mineral reserves and mineral resources separately. The amount of reported mineral resources does not include those amounts identified as mineral reserves. Mineral resources that are not mineral reserves have no demonstrated economic viability and do not meet the requirement for all the relevant modifying factors. Stated mineral resources are derived from estimated quantities of mineralized material recoverable by ISR methods.

11.1 Key Assumptions, Parameters and Methods

11.1.1 Key Assumptions

●	Mineral resources have been estimated based on the use of the ISR extraction method and yellowcake production,

●

Price forecast, production costs and an average wellfield recovery of 60% that accounts for dilution from mining hydrologic efficiency and metallurgical recovery, were used to estimate mineral resources.

●	Average plant recovery of 98%; and,

●	Average LOM uranium price of $85.48 based on TradeTech’s Uranium Market Study 2023: Issue 4.

11.1.2 Key Parameters

●	The mineral resources estimates are based on data collected from drillholes,

●	Grades (% U3O8) were obtained from gamma radiometric and PFN probing,

●	Average density of 17.0 cubic feet per ton was used, based on historical sample measurements,

●	Minimum grade to define mineralized intervals is 0.020% eU3O8,

●	Minimum mineralized interval thickness is 1.0 feet,

●	Minimum GT (Grade x Thickness) cut-off per hole per mineralized interval for grade-thickness contour modeling is 0.30 feet% U3O8,

●	Mineralized interval with GT values below the 0.30 feet% U3O8 GT cut-off is used for model definition but are not included within the mineral resource estimation,

●	Average annual production rate of approximately 1.2 M pounds,

●	Average annual estimated operating costs of $25.49 per pound,

●	Average annual estimated wellfield development costs of $11.33 per pound; and,

●	Average annual restoration and reclamation costs of $2.94 per pound.

11.1.3 Key Methods

●	Geological interpretation of the orebody was done on section and plan from surface drillhole information,

●	The orebody was modeled creating roll-front outlines for each of the deposit’s individual mineralized zones; and,

●	Geological modeling and mining applications used was ArcGIS Pro.

11.2 Resource Classification

Mineral resources are disclosed as required by United States Code of Federal Regulations, Title 17, Chapter II, Part 229, §229.1303 and §229.1304, and are based upon and accurately reflect information and supporting documentation prepared by the QP, as defined in §229.1300.

The following classification criteria for each mineral resource category are applied for alignment with §229.1300 definitions of Measured, Indicated and Inferred mineral resources.

11.2.1 Measured Mineral Resources

Drilling is denser than 50 x 100 feet spacing for mineralized zones characterized by a uniform and easily correlatable roll-front morphology, from one drilling fence line to another. Mineralization must be continuous between drill fences. The hydrogeological properties of the hosting horizon are studied by aquifer pump tests. The amenability of mineralization to ISR mining is demonstrated by laboratory leach tests. Mineralization is characterized by sufficient confidence in geological interpretation to support detailed wellfield planning and development with no or very little changes expected from additional drilling.

11.2.2 Indicated Mineral Resources

Drilling density equivalent to or denser than 200 x 400 feet spacing for mineralized zones characterized by a uniform and easily correlatable roll-front morphology, from one drilling fence line to another. Mineralization must be continuous between drill fences. The hydrogeological properties of the hosting horizon are studied by aquifer pump tests. The amenability of mineralization to ISR mining is demonstrated by laboratory leach tests. Mineralization is characterized by sufficient confidence in geological interpretation to support wellfield planning and development with some changes expected from additional drilling.

11.2.3 Inferred Mineral Resources

Drilling density equivalent to about 800 feet spacing for mineralized zones characterized by less uniformity and not easily correlatable roll-front morphology, from one drilling fence line to another. Mineralization must be continuous between drill fences but there is less confidence in geologic interpretation. The hydrogeological properties of the hosting horizon are studied by aquifer pump tests. The amenability of mineralization to ISR mining is demonstrated by laboratory leach tests. Mineralization is characterized by insufficient confidence in geological interpretation to support wellfield planning and development due to significant changes expected from additional drilling.

11.3 Mineral Resource Estimates

A summary of the Project’s mineral resource estimates is provided in Table 11.1.

Table 11.1: Summary of Mineral Resource Estimates

Category	Tons (x 1,000)	Avg Grade (%) U3O8	Total Lbs (x 1000) U3O8

Measured	0.0	0.000	0.0

Indicated	0.0	0.000	0.0

Total Measured and Indicated	0.0	0.000	0.0

Inferred	5,852.8	0.119	13,887.9

Total Inferred	5,852.8	0.119	13,887.9

Notes:

1.	enCore reports mineral reserves and mineral resources separately. Reported mineral resources do not include mineral reserves.

2.	The geological model used is based on geological interpretations on section and plan derived from surface drillhole information.

3.	Mineral resources have been estimated using a minimum grade-thickness cut-off of 0.30 ft% U3O8.

4.	Mineral resources are estimated based on the use of ISR for mineral extraction.

5.

Inferred mineral resources are estimated with a level of sampling sufficient to determine geological continuity but less confidence in grade and geological interpretation such that inferred resources cannot be converted to mineral reserves.

6.	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

11.4 Material Affects to Mineral Resources

It is the QP’s opinion that the quality of data, geological evaluation and modeling are valid for mineral resource estimation. All mineral resources reported are inferred. Inferred resources are too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the economics in this report will ever be realized.

Due to the speculative nature of inferred mineral resources, the QP has qualified the LOM resources by reducing the typical ISR mine recovery from 80% to 60%. It is also assumed that technical, scientific and financial information from enCore’s Alta Mesa Project is applicable in the assessment of the Project.

To the extent that mineral resources may be impacted by environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors, impacts could result in a material loss or gain to the Project’s mineral resources. The QP is not aware of any relevant factors that could materially affect the Project’s mineral resource estimates.

12.0 MINERAL RESERVE ESTIMATES

enCore reports mineral reserves and mineral resources separately. The point at which mineral reserves are defined is where mineralization occurs under existing wellfields. No mineral reserves are defined for the Project.

13.0 MINING METHODS

enCore will mine uranium using ISR. An alkaline leach system of carbon dioxide and oxygen is used as the extracting solution. Bicarbonate, resulting from the addition of carbon dioxide to the extracting solution, is the complexing agent. Oxygen is added to oxidize the uranium to a soluble +6 valence state.

ISR has been successfully used for over five decades in the United States as well as in other countries such as Kazakhstan and Australia. ISR mining was developed independently in the 1970s in the former Soviet Union and US for extracting uranium from sandstone hosted uranium deposits that were not suitable for open pit or underground mining. Many sandstones host deposits that are amenable to ISR, which is now a well-established mining method. enCore’s Alta Mesa Project is an operating mine that was in production from 2005 to 2013, with resumption of production in 2024, demonstrates that uranium can be mobilized and recovered with an oxygenated carbonate lixiviant.

13.1 Mine Designs and Plans

13.1.1 Patterns, Wellfields and Mine Units

Production and injection wells will be installed to facilitate the in-situ mining process. Injection wells are used to inject chemically fortified natural groundwater into the ore body liberating uranium. Production wells are used to recover the uranium rich waters by pumping the production fluid to the surface. Wells are completed in only one mineralized zone at a time and in a manner that focuses fluid flow across the deposit.

The fundamental production unit for design and production planning or scheduling is the pattern. A pattern is comprised of a production well and some number of injection wells.

Typical well patterns that will be used are alternating single line drive, staggered line drive and five-spot. Pattern configuration is determined by the size and shape of the deposit, hydrogeological properties of the uranium bearing formation and mining economics.

Patterns will be grouped into production units referred to as wellfields or modules. Modules form a practical means for design, development and production, where groups of 10-15 production wells and their associated injections wells are designed, constructed and operated, serving as the operating unit for distribution of the alkaline leach system.

To further facilitate planning, wellfields will be grouped into PAAs. PAAs represent a collection of wellfields for which baseline data, monitoring requirements, and restoration criteria have been established. These data are included in Production Area Authorization Application that will be submitted to the TCEQ for approval prior to injection into a new mine unit.

An economic wellfield must cover the construction costs associated with well installation, connection of wells to piping that conveys the leach system between wellfields and the processing plant, and wellfield and plant operating costs.

13.1.2 Monitoring Wells

To establish baseline data, monitoring requirements and restoration criteria, baseline production zone and non-production zone monitor wells will be installed for each mine unit.

Baseline monitor wells will be completed in the wellfield within the deposit hosting sandstone to establish baseline water restoration criteria of the wellfield production zone. Perimeter monitor wells are installed in a ring around the entire wellfield. This ring is setback approximately 400 feet from the patterns and 400 feet apart. This monitor well ring will be used to ensure mining fluids are contained within the wellfield.

Monitor wells will also be completed in non-production zone hydro-stratigraphic units above (overlying) and, if required below (underlying), the production zone to monitor the potential for vertical lixiviant migration. These monitor wells will be completed in the first overlying aquifer. In the event a second overlying aquifer is identified, the thickness and integrity of the intervening aquitard will be evaluated to determine if the second aquifer will require monitoring.

13.1.3 Wellfield Surface Piping System

Each injection and production well will be connected within a network of polyethylene pipe to an injection or production manifold. Manifolds are fitted with meters, valves, and pressure gauges to measure and regulate flow to and from the wells. The manifolds are connected to larger trunk line pipes that convey fluids to and from the wellfield and RIX.

Since the climate is mild with winter temperatures rarely below freezing for prolonged periods of time, the production and injection pipelines and manifolds are not required to be buried below the ground. In colder climates ISR wellfields also need structures to house the manifolds and associated valves and instrumentation to prevent them from freezing. This expense is not necessary in south Texas where the Project is located. The ability to use surface piping reduces wellfield capital costs and reclamation costs.

13.1.4 Wellfield Production

Uranium will be produced in wellfields by the dissolution of water-soluble uranium minerals from the deposit using a lixiviant at near neutral pH ranges. The lixiviant contains dissolved oxygen and carbon dioxide. The oxygen oxidizes the uranium, which is then complexed with the bicarbonate formed by addition of carbon dioxide to the solution. The uranium-rich solution will then be pumped from the production wells to a RIX for uranium concentration with ion exchange resin. A slightly greater volume of water will be recovered from the hydro-stratigraphic unit than is injected, referred to as “bleed”, to create an inward flow gradient towards the wellfields. Thus, overall production flow rates will always be slightly greater than overall injection rates. This bleed solution will be disposed via injection into a Class I DDW.

13.1.5 Production Rates and Expected Mine Life

Flow rate and head grades will be maintained to achieve annual production objectives. New wellfields will be developed and commissioned at a rate to ensure adequate head grades are maintained as operating wellfields are depleted.

Production was estimated based on the following parameters, which are like the neighboring Alta Mesa Project, applied to mineral resources.

●	Average recovery well flow rate of 45 gpm
●	Maximum RIX flow rate of 3,000 gpm each
●	Average feed grade of 60 ppm U3O8
●	60% mineral recovery in 32 months

Based solely on existing inferred mineral resources future site production is 8,333 M pounds of U3O8. Production forecast by year is illustrated in Tables 19.1 and 19.2.

13.2 Mining Fleet and Machinery

enCore will need to increase its rolling stock for production and restoration. Rolling stock and equipment that will need to be acquired includes backhoes, pump hoists, cementers, forklifts, pickups, resin transport trailers, tractors to pull trailers, and generators. In addition, several pieces of heavy equipment will need to be on-site for excavation of mud pits, road maintenance, and reclamation activities.

14.0 PROCESS AND RECOVERY METHODS

14.1 Processing Facilities

enCore’s operational plan is to mine uranium from satellite properties processing product at one of the company’s CPPs. At the Alta Mesa Project, enCore operates an active mine and CPP and the Project is located about 30 miles northwest of the CPP. enCore plans to develop and advance the Project and process the RIX resin at Alta Mesa.

enCore plans to recover uranium using RIX. RIX are self-contained stand-alone processing facilities with an IX circuit and a resin transfer system. The process flow of the RIX is the same as the IX circuit in the CPP. Once uranium is recovered at the RIX, the loaded resin will be transferred via the resin transfer system to a resin trailer and trucked to the CPP for elution, precipitation, drying, and packaging. Figures 14.1 and 14.2 are the P&ID and general arrangement drawings for a modular 1,000 gpm RIX design that can be expanded by adding 1,000 gpm RIX modules. The RIXs at the Mesteña Grande will be larger to accommodate an increased flowrate. Infrastructure at the Alta Mesa Project will allow for processing of all RIX resin at the Alta Mesa CPP.

A description of the uranium recovery process is provided in the remainder of the section.

14.2 Process Flow

14.2.1 Ion Exchange

Uranium is recovered from the wellfield lixiviant solution using a downflow IX circuit. The IX circuit at the RIX will have a 3,000 gallons per minute operational capacity. Each vessel will contain 500 cubic foot of anionic ion exchange resin that will capture uranium from the pregnant lixiviant. An Injection booster pump will be located downstream of the IX columns. The RIX will also include a resin transfer system to accommodate transfer of resin between the resin trailer and IX columns.

Vessels will be designed to provide optimum contact time between pregnant lixiviant and IX resin. An interior stainless-steel piping manifold system distributes lixiviant evenly across the resin. The dissolved uranium in the pregnant lixiviant will be exchanged onto the ion exchange resin. The resultant barren lixiviant exiting the IX vessels will contain less than 2 ppm of uranium and will be returned to the wellfield where oxygen and carbon dioxide will be added prior to reinjection.

14.2.2 Production Bleed

A bleed is drawn from the injection stream prior to reinjection into the wellfield to maintain control of hydraulic conditions in the production zone. Bleed water is directed into the liquid waste stream and disposed of as discussed is Section 14.4.

Figure 14.1: RIX Facility P&ID

RESIN TRAP
SS 304L Housing
1200GPM, 120PSI
60MESH SS SCREEN

P-107
Injection Pump
1200GPM @
75TDH
CS Case/SS
Wetted

IXA,IXB,IXC
ION EXCHANGE COL
9' S/S 9'ø
100PSI @ 80'F
CS

6BH
CS 6 BAG HOUSING
600GPM
120PSI @ 80'F

TK-103
Raw Water Stor Tank
20700 GAL
Fiber Glass

P-108
RESIN TRANS PUMP
400GPM @ 88'TDH

P-SUMP
Submersible Pump
11.5HP, 300GPM

SBH
SS 304L
SINGLE BAG
HOUSING
120GPM, 120PSI

Resin Trap
Resin Trap
Resin Trap
6BH
SBH
TK-103
P-SUMP
P-107
Injection Pump
P-108
PI
8" PVC
8" POLYETHYLENE
SDR 11

LEGEND:

NOTES:

REV.	DESCRIPTION	BY	CK.	APP.	DATE
0		DM			04/17/08
1	Updated labels and equip info.	DM			08/05/08
2	Updated labels	VJ			03/01/22
3					
4					
5					
6					

URI
ROSITA RIX TANGUMA
PIPING & INSTRUMENT DIAGRAM

DATE: 03/01/22
C-8
1 OF 1

Figure 14.2: RIX Facility General Arrangement

Truck Ramp
Sump
Filter Pots
Overhead Electrical
MCC
Water Tank
Overhead Electrical

Barnes Sump Pump 11.5hp

P-107: Injection Pump; 75hp Durco 2X6X14-13A

P-108: Resin Transfer Pump; 25hp Griswold 6X4X10

IX-A: Modern Welding 9' ID x 9'H

IX-B: Modern Welding 9' ID x 9'H

IX-C: Modern Welding 9' ID x 9'H

Water Tank: Wishert-Thompson 20700gal

Resin Traps: Strainers Inc. 8" 60mesh

Filter Pots: Eggelhoff A351-CF8M 1M Filter

REV	REVISIONS	DATE
1	[illegible]	[illegible]
2	UPDATED_LABELS	[illegible]

Drawn By : [illegible]
Checked By : DC
Approved By:
Project No. : TANGUMA_SATELLITE
Scale : 1"=5'
Date : 3/1/2022
Revision : 1

OFFICE LOCATION :

Tanguma Satellite

URI, Inc.

Rosita

1

14.3 Water Balance

The water balance is based on a production flow rate of 6,000 gpm with a 1% or 60 gpm bleed to maintain hydraulic control of the mine units. In the RIX fresh water will be used for make-up and washdown at a rate of approximately 12 gpm from a local fresh water supply well. Restoration activities will include 250 gpm feed to an RO, with 175 gpm of clean permeate returned to the wellfield and 75 gpm to RO concentrate sent to a liquid effluent management system that includes several above ground 44,000-gallon storage tanks and water injection into permitted Class I injection wells.

14.4 Liquid Waste Disposal

The Project will use deep disposal wells for disposal of liquid waste generated during production and restoration. The Project plans on two disposal wells that will be permitted under the TCEQ’s Underground Injection Control Class I permit program. Based upon proximity to the Alta Mesa CPP, liquid waste disposal may be achieved at one of the existing WDWs.

14.5 Solid Waste Disposal

Waste classified as non-contaminated (non-hazardous, non-radiological) will be disposed of in the nearest permitted sanitary waste disposal facility. Waste classified as hazardous (non-radiological) will be segregated and disposed of at the nearest permitted hazardous waste facility. Radiologically contaminated solid waste, that cannot be decontaminated, are classified as 11.e.(2) byproduct material. This waste will be packaged and stored on-site temporarily and periodically shipped to a licensed 11.e.(2) byproduct waste facility or a licensed mill tailings facility.

14.6 Energy, Water and Process Material Requirements

14.6.1 Energy Requirements

Power requirements for an RIX are limited to the needs of the injection, sump, and transfer pumps, electrically actuated valves and monitoring equipment. The wellfields need power for the downhole pumps as well as the monitoring equipment. Power will be provided from one of the main lines supplied to the property and power lines interior to the property will be installed and maintained by enCore.

14.6.2 Water Requirements

Bleed from the production stream will be stored in an RIX located water tank and used for resin transfer, tank back wash and wash down. Excess bleed will be sent to the WDW. An RO unit will be installed at the RIX after production is completed for groundwater restoration. The brine from the RO during groundwater restoration will be sent to the WDW.

15.0 INFRASTRUCTURE

The basic infrastructure (power, water and transportation) necessary to support the project is located within reasonable proximity of the site as described below and illustrated in Figure 15.1.

15.1 Utilities

15.1.1 Electrical Power

TXU Energy is the Project’s power provider.

Site electrical is provided via two established power lines run into the plant. AEP Texas is the owner of the main power lines that provide the plant power. Power lines inside the property are owned and installed by enCore.

15.1.2 Domestic and Utility Water Wells

Water wells will be used for domestic and utilities water supply water.

15.1.3 Sanitary Sewer

Sanitary sewer waste will be managed with above ground septic tanks.

15.2 Transportation

15.2.1 Roads

The Project is accessible year-round from two primary locations: 1) a ranch gate located approximately 5 miles east of Hebbronville, Texas along State Highway 285 (paved); and 2) a ranch gate located approximately 19 miles south of Hebbronville along Farm to Market Road 1017 (paved), as well as from the adjacent the Alta Mesa Project. The Alta Mesa Project location is approximately 11 miles west of the intersection of US Highway 281 (paved) and North Farm to Market Road 755 (paved), 22 miles south of Falfurrias, Texas.

Roads within the Project area are unimproved or have an improved caliche base.

15.3 Buildings

15.3.1 RIX Facilities

The RIX will be an open-air facility located on a fully contained concrete foundation. The IX columns, tankage, pumps, and the resin transfer circuit will all be open-air. The MCC and control rooms will be enclosed. Chemical storage will also be located within foundation containment.

The RIX will have a portable building for operations. This facility will include office, lunchroom and laboratory space as well as detached portable restrooms.

Figure 15.1: Project Infrastructure

98°45'W
98°40'W
98°35'W
98°30'W
98°25'W
98°20'W
27°25'N
27°20'N
27°15'N
27°10'N
27°5'N
27°N
26°55'N
26°50'N
Explanation
Boundaries
Mesteña Grande Project
1/4 Mile Buffer
Power_Lines
3-Phase Distribution Line
Single-Phase Distribution Line
Single Circuit Transmission Line
Pipelines
Crude Oil
Highly Volatile Liquid
Natural Gas
Refined Liquid Product
Mesteña Grande North
Mesteña Grande Central
Mesteña Grande El Sordo
Mesteña Grande South
Mesteña Grande Alta Vista
Mesteña Grande North Alta Mesa
Mestena Grande South Alta Mesa

TEXAS

MESTENA GRANDE PROJECT AREA
Jim Hogg County, TX

Infrastructure Map

Date: February 2025

N

0 1.25 2.5 5 7.5
Miles

0 2.25 4.5 9 13.5
Kilometers

Scale: 1:95,000

16.0 MARKET STUDIES

16.1 Uranium Market

The uranium market is experiencing a global renaissance as people around the world work to develop clean and reliable sources of energy. This market rise is supported by growing support for nuclear power and government efforts through legislative subsidies to reduce carbon emission, advancements nuclear technologies, and to ensure domestic fuel supplies.

The United States, which is the world’s largest consumer of uranium is also a minimal producer. Production in the United States has dropped from varying levels of 2.0 to 5.0 million pounds U3O8 produced, between 2000 to 2017, to less than 0.5 million pounds produced in 2023 (ref., USEAI, 2023). To meet US demand, which is more than 48.0 million pounds of U3O8 annually, the US is importing supply from around the world.

Therefore, companies such as enCore are positioning themselves to participate in this improving market producing and supplying uranium from its diverse asset portfolio.

16.2 Uranium Price Projection

enCore’s uranium price forecast is based on TradeTech’s Uranium Market Study 2023: Issue 4 and the report has been read by the qualified person. Based on TradeTech’s study and analysis of the uranium market, TradeTech forecasts SPOT LOW, SPOT HIGH, and TERM prices in Real US$/lb U3O8. enCore has assumed that spot pricing will be an average of the annual spot high and spot low prices. enCore has also assumed portfolio pricing will be a mix of average spot and term sales prices. Using this approach, enCore’s is using a uranium sales price that ranges from $83.50 to $88.00, with an average LOM sales price of $85.48, for the economic analysis.

16.3 Contracts

enCore’s contracting and sales strategy is defined by a blend of pricing collars and exposure to the spot market. enCore has six sales agreements with five U.S. nuclear utilities that includes three large multi-reactor operators and one legacy contract with a trading firm. Contracts are structured with pricing that reflects market conditions at the time of execution with floors and ceilings that are adjusted annually for inflation. Inflation adjusted floor and ceiling prices provide base levels of revenue assuring an operating margin while providing significant upside exposure to spot market pricing. At current prices, enCore plans to contract less than 50% of planned production rates but contracting will likely increase if spot prices begin to spike. enCore’s current contracts represent less than 30% of planned production through 2032 and the company is reviewing other contracting opportunities.

17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1 Environmental Studies

enCore will conduct an environmental baseline data collection program the results of which will be included in an RML application. The company will conduct environmental sampling programs to characterize pre-mining conditions related to wetlands, air quality, vegetation, soils, wildlife, archeology, meteorology, and background radionuclide concentrations in the environment. The application will also address geology, surface hydrology, sub-surface hydrology, and geochemistry.

In addition to the baseline environmental data, TCEQ staff will prepare an Environmental Assessment of the Project. The EA will address environmental issues associated with the construction, operation, and decommissioning of the proposed ISR facility, as well as ground water restoration. The applications submitted by enCore for the Class I and Class III IUC permits will be used as the basis for approval of the Alta Mesa UIC permits and aquifer exemption.

Typically, at other ISR operations agencies responsible for evaluating and issuing licenses and permits have determined that moderate to significant environmental impacts are unlikely. At this time there are no known environmental issues that could materially impact enCore’s ability to extract the mineral resource.

The license and mine permit applications will be developed to document baseline conditions, describe the proposed operations and evaluate the potential for impacts to the environment. The applications are submitted to and approved by the TCEQ. Based on data supplied by enCore in their applications the TCEQ will evaluate subjects including existing and anticipated land use, transportation, geology, soils, seismic risk, water resources, climate/meteorology, vegetation, wetlands, wildlife, air quality, noise, and historic and cultural resources. Additionally, socioeconomic characteristics in the vicinity of the Property will be evaluated.

Discussion of the generic results of the potential impacts of the Project as determined by TCEQ and NRC are included below.

17.1.1 Potential Wellfield Impacts

The injection of treated groundwater as part of uranium recovery or as part of restoration of the production zone is unlikely to cause changes in the groundwater quality since enCore is required to restore the water quality to levels consistent with baseline or other TCEQ approved limits and to reduce mobility of any residual radionuclides. Further, industry standard operating procedures, which are accepted by TCEQ and other regulating agencies for ISR operations, include a regional pump test prior to licensing, followed by more detailed pump tests after licensing and before production, for each individual mine area (mine unit).

During wellfield operations, potential environmental impacts include consumptive use, horizontal fluid excursions, vertical fluid excursions, and changes to groundwater quality in production zones. As the federal regulator under the Atomic Energy Act, the U.S. Nuclear Regulatory Commission (“NRC”) has conducted a thorough analysis in the Generic Environmental Impact Statement for In-Situ Uranium

Leach Uranium Milling Facilities (NUREG-1910), the NRC concluded that that impacts of wellfield operations on the environment will be small. Wellfield operations will have environmental effects that are either not detectable or are so minor that they will neither destabilize nor noticeably alter any important attribute of the area’s groundwater resources.

TCEQ staff will determine the potential environmental impact of consumptive groundwater use during wellfield operation. The TCEQ will only grant approval of the permit after considering important site-specific conditions such as the proximity of water users’ wells to wellfields, the total volume of water in the production hydro-stratigraphic units, the natural recharge rate of the production hydro-stratigraphic units, the transmissivities and storage coefficients of the production hydro-stratigraphic units, and the degree of isolation of the production hydro-stratigraphic units from overlying and underlying hydro-stratigraphic units.

TCEQ staff will also evaluate the potential environmental impact from horizontal excursions. At similar facilities the impacts from horizontal excursions are considered small because i) EPA will exempt a portion of the uranium-bearing aquifer from protection as a source of underground drinking water, according to the State equivalent criteria under 40 CFR 146.4, ii) the company is required to submit wellfield operational plans for TCEQ approval, iii) inward hydraulic gradients will be maintained to ensure groundwater flow is toward the production zone, and iv) the company’s TCEQ mandated groundwater monitoring plan will ensure that excursions, if they occur, are detected and corrected.

Potential impacts from vertical excursions at similar facilities were concluded by TCEQ staff to be small. The reasons given for the conclusion included:

●	uranium-bearing production zones in Goliad and Oakville Formation are hydrologically isolated from adjacent aquifers by thick, low permeability layers,
●	there is a prevailing upward hydraulic gradient across the major hydro-stratigraphic units; and,
●	enCore is required to implement a mechanical integrity testing program to mitigate the impacts of potential vertical excursions resulting from borehole failure.

Lastly, potential impacts of wellfield operations on groundwater quality in production zones have been concluded by TCEQ staff to be small because the company must initiate groundwater restoration in the production zone to return groundwater to Commission-approved background levels, EPA MCL’s or to TCEQ approved alternative water quality levels at the end of ISR operations.

17.1.2 Potential Soil Impacts

The NRC and TCEQ have concluded that potential impacts to soil during all phases of construction, operation, groundwater restoration, and decommissioning of similar ISR facilities are small. During construction, earthmoving activities (topsoil clearing and land grading) associated with the construction of the RIXs, access roads, wellfields, and pipelines will be minimal. Topsoil removed during these activities will be stored and reused later to restore disturbed areas. The limited areal extent of the construction area, the soil stockpiling procedures, the implementation of best management practices, the short duration of the construction phase, and mitigative measures such as reestablishment of native vegetation will minimize the potential impact on soils due to construction activities.

During decommissioning, disruption or displacement of soils will occur during facility dismantling and surface reclamation; however, disturbed lands will be restored to their pre-ISR land use. Stored topsoil will be spread on reclaimed areas, and the surface will be graded to its original topography.

The following proposed measures will be used to minimize the potential impacts to soil resources:

●	Salvage and stockpile topsoil from disturbed areas.

●	Reestablish temporary or permanent native vegetation as soon as possible after disturbance utilizing the latest technologies in reseeding and sprigging, such as hydroseeding.

●	Decrease runoff from disturbed areas by using structures to temporarily divert and/or dissipate surface runoff from undisturbed areas.

●	Retain sediment within the disturbed areas by using silt fencing, retention ponds, and hay bales.

●	Drainage design will minimize potential for erosion by creating slopes less than 4 to 1 and/or provide riprap or other soil stabilization controls.

●

Construct roads using techniques that will minimize erosion, such as surfacing with a gravel road base, constructing stream crossings at right angles with adequate embankment protection and culvert installation.

●	Use a spill prevention and cleanup plan to minimize soil contamination from vehicle accidents and/or wellfield spills or leaks.

17.1.3 Potential Impacts from Shipping Resin, Yellowcake and 11.e.(2) Materials

17.1.3.1 Ion Exchange Resin Shipment

Loaded resin will be transported by tanker trucks from RIXs to the Alta Mesa CPP. The radiological risk of these shipments is lower than shipping finished yellowcake because,

●	loaded resin has lower uranium concentrations than yellowcake concentrates,

●	uranium is chemically bound to resin beads; therefore, it is less likely to spread and easier to remediate in the event of a spill, and

●	loaded resin shipments are transported over shorter distances between the satellite and CPP versus over-the-road yellowcake shipments which are transported from site to a conversion facility.

The NRC regulations at 10 CFR Part 71 and the U.S. Department of Transportation regulations for shipping ion exchange resins, which are enforced by TCEQ, also provide confidence that safety is maintained and the potential for environmental impacts regarding resin shipments remains small. (ref. US NRC, 2009 and 2014).

17.1.3.2 Yellowcake Shipment

After yellowcake is produced at the Alta Mesa processing facility, it will be transported to a US approved conversion plant for sampling and conversion to uranium hexafluoride (UF6). NRC and others have previously analyzed the hazards associated with transporting yellowcake and have determined potential impacts are small. Previously reported accidents involving yellowcake indicate that in all cases spills were contained and cleaned up quickly (by the shipper with state involvement) without significant health or safety impacts to workers or the public. Safety controls and compliance with existing transportation regulations in 10 CFR Part 71 add confidence that yellowcake can be shipped safely with a low potential for adversely affecting the environment. Transport drums, for example, must meet specifications of 49 CFR Part 173, which is incorporated in NRC regulations at

10 CFR Part 71. To further minimize transportation-related yellowcake releases, delivery trucks are recommended to meet safety certifications and drivers must hold appropriate licenses.

17.1.3.3 11. e.(2) Shipment

Operational 11.e.(2) byproduct materials (as defined in the Atomic Energy Act of 1954, as amended) will be shipped from the Project by truck for disposal at a licensed disposal site. All shipments will be completed in accordance with applicable NRC requirements in 10 CFR Part 71 and U.S. Department of Transportation requirements in 49 CFR Parts 171–189. Risks associated with transporting yellowcake were determined by NRC to bound the risks expected from byproduct material shipments, owing to the more concentrated nature of shipped yellowcake, the longer distance yellowcake is shipped relative to byproduct material, and the relative number of shipments of each material type. Therefore, potential environmental impacts from transporting byproduct material are considered small (ref., USNRC, 2009 and 2014).

17.2 Socioeconomic Studies and Issues

The Texas Mining and Reclamation Association (TMRA) commissioned a study in May 2011 by the Center for Economic Development and Research at the University of North Texas that examined the economic and fiscal impacts of uranium production in Texas. It found that the Texas uranium mining industry not only contributes $311 million annually in economic impact to local economies but also helps those economies grow by attracting additional business and industry.

All phases of the Project will require materials and supplies needed for construction, operation, and closure which will be purchased from local, state, and regional suppliers and vendors. The most common growth because of the project has been seen in sectors such as food services, wholesale trade, mining support services, architectural and engineering, real estate and healthcare.

Effects to infrastructure and services such as roads/traffic, school enrollment, utilities (supply and capacity), commodity prices, tax burden, and emergency medical services are sensitive to the ultimate location or relocation of additional workers. enCore expects that most of the workers employed during the operational phase will come from various communities in the immediate area such as Falfurrias, Hebbronville, and Bruni resulting in no additional impacts to the above-mentioned infrastructure and services.

In summary, since the maximum increase in population due to anticipated employment needs for the project is insignificant, effects to infrastructure and services are not anticipated in Jim Hogg, Brooks or neighboring counties. The construction and operation of the Project should therefore have minimal negative impacts to the community.

17.3 Permitting Requirements and Status

The Project is not permitted or licensed to operate with the exception of the permits necessary for exploration.

The most significant permits and licenses that will be required to operate the Project are (1) the TCEQ Source and Byproduct Materials License, (2) the Mine Area Permit issued by TCEQ and (3) Production Area Authorizations (UIC Class III) that are issued at various times through LOM, deep injection non-hazardous disposal wells (V wells) issued by TCEQ, and an USEPA aquifer exemption.

The timing to prepare the applications and for agency review and approval is estimated to be 3 to 4 years. The length of time is not entirely in enCore’s control. The TCEQ’s ability to process enCore’s applications is dependent on the workload of the agency. With the renewed interest in uranium recovery, the application process timeline could be longer due to additional requests for ISR permits and licenses.

The costs to obtain these licenses and permits is estimated to be $2.87 M. These costs include environmental baseline sampling of the air, water (surface and subsurface), soils, and vegetation in the vicinity of the proposed activities. The background radionuclide concentrations in the environment will also be determined. For the UIC Class III permits monitor wells will be installed and sampled to establish baseline water quality prior to mining.

17.4 Community Affairs

The Project is located within the private land holdings of the Jones Ranch, founded in 1897. The Jones Ranch comprises approximately 380,000 acres. The ranch holdings include surface and mineral rights including oil and gas and other minerals including uranium. Active uses of the ranch lands in addition to uranium exploration and production activities include agricultural use (Cattle), oil and gas development, and private hunting.

The Project is located primarily Jim Hogg County, Texas. The County is generally rural and according to the 2020 United States Census, there were 4,538 people living in the county. The population density was 4.3 people per square mile.

It is anticipated that the Project will be well received by the community. The Alta Mesa Project located in adjacent Brooks County is permitted for ISR mining and recovery of uranium and has been in operation (active and standby) since 2002. Since both projects are located on the same large ranch that controls both surface and mineral rights and is in rural south Texas, it is anticipated that there will be positive reactions from the local community. In the past 20 years of operations the Alta Mesa project has been well received by the surrounding community and there have been no public objections to the project.

17.5 Project Closure

Decommissioning, reclamation, and restoration will be comprised of the following:

●	Groundwater restoration within affected wellfields,

●	Plugging and abandonment of injection, production, and monitor wells,

●	Radiological decontamination and/or demolition of buildings, process vessels, and other structures, in the affected areas,

●	Decontamination and/or demolition of the RIXs and auxiliary structures,

●	Soil reclamation of restored wellfields and processing areas; and,

●	Plugging and abandonment of WDWs.

When site decommissioning is complete, the land and underlying water will have been returned to those conditions described in baseline environmental programs within applicable permits and licenses, mitigating any long-term impact of the mining activity. Final decommissioning will take place after all mining and groundwater restoration is complete.

Groundwater restoration is accomplished as wellfields are mined out. Cased wells will be plugged as soon as groundwater restoration is complete and approved by the TCEQ.

Before release of an area to unrestricted use, enCore will provide information to TCEQ verifying that radionuclide concentrations meet applicable regulatory standards. Specifically, any byproduct contaminated soils will be removed to levels required in 30 TAC §336.356(a).

Equipment will not be released unless it meets the surface contamination criteria of 30 TAC §336.364. Solid byproduct material which does not meets the release criteria of 30 TAC §336.364 will be disposed of off-site at a licensed uranium mill tailings facility. Currently, enCore utilizes the White Mesa Mill in Blanding, Utah for disposal of byproduct material.

Both the surface reclamation plan and groundwater restoration plan are intended to return areas affected by mining activities to a condition which supports the pre-mining land uses of cattle grazing, and wildlife habitat

17.5.1 Byproduct Disposal

The 11.e.(2) or non-11.e.(2) byproduct disposal methods are discussed in Section 20. Deep disposal wells, landfills, and licensed 11.e.(2) facilities will be used depending on waste classification and type.

17.5.2 Well Abandonment and Groundwater Restoration

Groundwater restoration will begin as soon as practicable after uranium recovery is completed in each wellfield. If a depleted wellfield is near an area that is being recovered, a portion of the depleted area’s restoration may be delayed to limiting interference with the on-going mining operations.

Groundwater restoration will require the circulation of native groundwater and extraction of mobilized ions through reverse osmosis treatment and subsequent reinjection of the RO permeate. The intent of groundwater restoration is to return the groundwater quality parameters consistent with that established during the pre-operational sampling for each wellfield.

Restoration estimates assume up to six pore volumes of groundwater will be extracted and treated by reverse osmosis. Following completion of successful restoration activities, stability monitoring, and regulatory approval, the injection and recovery wells will be plugged and abandoned in accordance with TCEQ regulations. Monitor wells will also be abandoned following verification of successful groundwater restoration.

17.5.3 Demolition and Removal of Infrastructure

Simultaneous with well abandonment operations, the trunk and feeder pipelines will be removed, tested for radiological contamination, segregated as either solid 11.e.(2) or non-11.e.(2), then chipped and transported to appropriate disposal facilities. The facilities’ processing equipment and ancillary structures will be demolished, tested for radiological properties, segregated and either scrapped or disposed of in appropriate disposal facilities based on their radiological properties.

17.5.4 Reclamation

All disturbances will be reclaimed including, wellfields, plant sites and roads. The site will be re-graded to approximate pre-development contours, and the stockpiled topsoil placed over disturbed areas. The disturbed areas will then be seeded.

17.6 Financial Assurance

The Project will have financial security in the form of a bond for the estimated total facility closure costs which include groundwater restoration, facility decommissioning and reclamation. The financial surety will be based on the estimated previous year’s costs plus the cost for reclamation for a current year planned activities. The cost estimates assume closure by a third-party contactor including overhead and contractor profit, with a 25% contingency. These cost estimates are reviewed and approved by TCEQ annually. The financial security instrument is in the name of the TCEQ.

17.7 Adequacy of Mitigation Plans

It is the QP’s opinion that enCore’s plans to address any issues related to environmental compliance, permitting and local individuals or groups are adequate. enCore is proactive with an ongoing community affairs program maintaining routine contacts with landowners, local communities, businesses, and the public. The company has good relationships with regulatory agencies and is a proactive steward of the Project.

18.0 CAPITAL AND OPERATING COSTS

Capital and operating costs are on a 100% cost basis. All costs are based on 2024 USD and the estimated production throughput. Cost projections contain estimates associated with development, mining and processing solely of inferred mineral resources.

18.1 Capital Costs

Estimated capital costs are $106,131 with major component costs listed in Table 18.1. Labor costs for wellfield construction are included in wellfield development costs. Table 18.2 is the capital cost forecast by year.

Table 18.1: Major Capital Components

Major Components	Number	Cost US$000s (No Sales Tax)

RIX & Resin	2	$9,716

Elution	1	$1,284

DDW	1	$2,669

Wellfields	7	$92,462

		$106,131

18.2 Capital Cost Basis

enCore is operating and developing multiple projects in the United States and specifically Texas using the same or like technical solutions. Therefore, detailed engineering and costs estimates from other projects, or similar environments, were used and serve as the cost basis for capital cost estimates.

Table 18.2: Capital Cost Forecast by Year

Cash Flow Lina items Units Total or $per Pound Less: plant Development Coss | USSOOOs | $13,669 | $1 67| 501 $01 $o| 3 7.4771 $4858| 301 $1,334 | $o| so| $o| $o| $o| $o| | Less: Wellie Id Development Costs | USJOOOs | $92,M2 | $11 33| s»l $113301 $16,9951 $16,995 | $16,995 | $16,9951 $8,498| $4.6541 wl Ca pita lCos ts| USSOOOs | $106,131 | $13X101 501 $ol 501 $7.4771 $16.1881 $16.9951 $18,329 | $16.9951 $16.9951 $8.4981 $4.6541 101 501

18.3 Operating Costs

Estimated operating costs are $205.1 M or $25.49 per pound of U3O8. Major operating costs care listed in Table 18.3.

Table 18.3: Major Operating Categories

Cash Flow Line Items	Units	Total or Average	$ per Pound

Less: Surface & Mineral Royalties	US$000s	$30,015	$3.60

Less: Property Tax	US$000s	$2,500	$0.30

Less: Plant & Wellfield Operating Costs	US$000s	$156,994	$18.84

Less: Product Transaction Costs	US$000s	$4,872	$0.58

Less: Administrative Support Costs	US$000s	$26,048	$3.13

Less: D&D and Restoration Costs	US$000s	$17,149	$2.06

18.4 Operating Cost Basis

enCore is operating the Alta Mesa Project and actual and budgeted operating costs from the project serve as the cost basis for operating cost estimates.

Estimated operating costs by year for plant and wellfield operations, product transaction, administrative support, decontamination and decommissioning, and restoration are presented in Table 18.4.

Wellfield operating costs include electricity, replacement wells and associated equipment, rental equipment, rolling stock, equipment fuel and maintenance, and wellfield chemicals.

Plant operating expenses include plant chemicals, electricity, equipment fuel and maintenance, waste management operations, rentals and supplies, RO operations and product handling.

Product transaction costs include costs for product shipping and conversion fees.

D&D and restoration costs include costs for restoration of the wellfields, decontamination and decommissioning of facilities, and reclamation of the site.

Administrative support costs include corporate overhead and technical support costs as well as taxes, insurance, salaries, rent, legal fees, land and mineral acquisitions, permit and license application costs, regulatory fees, insurance, office supplies and financial assurance.

Operating costs are estimated to be $25.49 per pound of U3O8. The basis for operating costs is planned development and production sequence and quantity, in conjunction with past production knowledge.

Labor costs associated with wellfield and plant operations, restoration and administration are included in operating costs.

18.5 Cost Accuracy

Project cost accuracy for certain factors is more accurate than required for an IA, because of the availability of engineering data and cost estimates from other enCore projects currently in development and operations in south Texas.

To assess the accuracy of the capital and operating cost estimates, the QP has considered the risks associated with the specific engineering estimation methods used to arrive at the estimates. As part of this analysis, the QP has taken into consideration the completeness of relevant factors in determining the estimation accuracy compared to prior similar environments. Relevant factors considered include site infrastructure, mine design and planning, processing plant, environmental compliance and permitting, capital costs, operating costs and economic analysis.

With respect to site infrastructure, there is access to site and power, and site infrastructure locations for RIX’s, power lines, and required access roads is assumed. The source of utilities is defined and are suitable for cost estimating.

The preferred mining method is defined but mine layouts are assumed. Development and production plans are broadly defined. Since the Project will be a satellite operation to Alta Mesa Project, the required equipment fleet has been considered. The fleet will eventually be shared between projects; however, it is anticipated some additional equipment will be required.

For processing, detailed bench lab tests have not been conducted; however, a detailed process flow sheet is defined based on technical information from other enCore projects, and equipment sizes, general arrangement and plant throughput are detailed.

Identification and detailed analysis of environmental compliance and permitting requirements is complete. Detailed baseline studies with impact assessments, as well as detailed disposal, reclamation and mitigation plans have not been done.

Regarding other relevant factors, appropriate assessment of other reasonably assumed technical and economic factors are considered to demonstrate reasonable prospect for economic extraction.

An economic analysis is included. Taxes are described in detail. Revenues are estimated based on assumed production. The discounted cash flow analysis is also based on assumed production and revenues are estimated solely from inferred mineral resources.

It is the QP’s opinion that the accuracy of capital and operating cost estimates does comply with § 229.1302 of Regulation S–K for an IA.

Table 18.4: Operating Cost Forecast by Year

CashFlowLine Hem* Unite 2040 Less: Surface & Mineral Royalies US$OOOs 130.015 $3.60 $0 SO so SO $2,614 $3,920 $3,991 $4,026 $3,133 $4,125 $3207 SO $0 $0 $0 so Taxable Revenue USSOOOs SO 82 289 SO so SO so 180.886 S121.330 St 23.509 8124.599 $121992 $61,875 848.098 so 50 SO SO so Less: Properly Tax USSOOOs 12.500 so SO SO SO 3 3’:: 3450 5450 5450 $450 $225 $175 SO $0 $0 $0 so Net Gress Sales USSOOOs 1679.789 10 SO so so 180.586 5120.880 5123.059 5124.149 5121.542 561.650 547.923 SO 50 so so so 1 e or Item a We net < rarsing < 4 • ItSOOtr $334904 114 04 S; SP s; s; $‘1743 $28240 $>82*0 $v82ro V»;H $14 *21 $*: 9(4 Sr SC s; s; SO 1 ear Herm ‘teraerarnt^*** â– M$M0* 14071 to It St Sr st s; Vas terr terr Sf 77 Mil S4> 5341 Sr 5; s; s: SO 1 e« arrnrorrbae ripfrrtCo* â– Moats Sir t4f $1- ‘ Si lot r lose $95/ Sv .130 $4260 $42*0 14270 $42M $pi3O 514; $4!’ St st st SO lew IMO ’M He-ar f’eor ••>•*> ‘Moa;- It?-ss 1 ’ 14 Si Si St st S3 SO $0 so $< St Si $4 4- $4 4- S<4’ $2205 S’ .’‘4 Net Operating Cash Flaw USSOOOs $474,727 $0 -1957 -1957 -1957 $59,032 $07403 189,662 $90,752 580,145 544,952 $35,178 •54,367 -54,410 •$4,410 -12205 -$1,714

19.0 ECONOMIC ANALYSIS

19.1 Economic analysis

The economic assessment is preliminary in nature as all the Project’s mineral resources are inferred and inferred mineral resources are too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the economics in this report will ever be realized and there is the risk to the project of economic failure

The Project economic analysis illustrates a cash flow forecast on an annual basis using inferred mineral resources and an assumed annual production schedule for the LOM NPV. A summary of taxes, royalties, and other interests, as applicable to production and revenue are also discussed. The analysis assumes no escalation, no debt, no debt interest, no capital repayment and no state income tax since Texas does not impose a corporate income tax.

enCore is using a uranium sales price ranging from $83.50 to $88.00, with an average sales price of $85.48. Price basis is discussed in Section 19.

The economic analysis assumes that 60% of the inferred mineral resources are recoverable. The pre-tax net cash flow incorporates estimated sales revenue from recoverable uranium, less costs for surface and mineral royalties, property tax in the form of ad valorem, plant and wellfield operations, product transaction, administrative and technical support, D&D, and restoration. The after-tax analysis includes the above information plus depreciated plant and wellfield capital costs, to estimate federal income tax.

Less federal tax, the Projects cash flow is estimated at $366.6 M or $41.48 per pound U3O8. Using an 8% discount rate, the Projects NPV is $205.8 M (Table 19.1). The Projects after tax cash flow is estimated at $276.5 M for a cost per pound U3O8 of $53.18. Using an 8.0% discount rate, the Projects NPV is $154.4 M (Table 19.2).

Table 19.1: Economic Analysis Forecast by Year with Exclusion of Federal Income Tax cash Flow Line items Total or 2034 2040 Uranium Producion as UA ‘ lbs 000s 3.333 0 0 0 0 1.000 $M0 1.500 1500 IMO 750 583 0 0 0 0 0 Uranium Price for UyOg1 LSI lb 50540 8425 I 83.75 I 8325 1 8200 1 8350 1 8350 1 8500 I 85.75 I 86.75 1 3800 . 38.00 : 8825 8900 8900 I 8800 ! 8625 Uranium Gross Revenue USSOOOs 1712,304 SO SO so so 583.500 St 25250 $127,500 $128,625 1130.125 $66,000 851,304 SO $0 SO SO SO Less: Surface 8 Mineral Royalies USSOOOs 530015 SO $0 $0 $0 $2614 53.920 53.991 $4,026 $8,133 $4,125 $3207 $0 $0 $0 $0 SO Taxable Revenue USSOOOs 5682269 so so 10 so 580,886 $121,330 $123,509 $124,599 1121,992 $61,875 $43,098 $0 SO so SO SO Less: Property Tax USSOOOs 12,500 $0.30 $0 10 $0 $0 $300 $450 $450 $450 $450 $225 $175 $0 $0 $0 $0 So Net Gross Sales USSOOOs 1679,789 so so $0 so 580,586 1120,380 $123,059 8124,149 $121,542 $61,650 $47,923 $0 $0 so $0 $0 lewltmtalVelMr <X-tabp<k^> INtSiOC- IMtOta UStiOts F $154194 14.872 126048 UM $0 $0 st $0 so w so $< $< $1U4b Kt 26 $56260 $26360 $28360 $43 S10M4 $341 $0 V *4W $’ S’ S’ S’- $t $8 $’• St S’. so so so Lesa: 080 and Re store ion Coala USSOOOs $17,149 52 06 so $0 $0 $0 $0 $0 SO $0 SO $0 $0 $4,410 $4,410 $4,410 $2205 $1,714 Net Operating Cash Flow USSOOOs $474,727 $0 -5957 -$957 -5957 559,032 587,483 189,362 190,752 $38,145 $44,952 535.178 -14,867 •54,410 •54,410 •12205 -$1,714 Lesa: Rani Development Costs USSOOOs $13,669 $1.64 $0 $0 $0 $7,477 $4,858 SO 51,334 $0 $0 $0 $0 $0 SO $0 SO SO Lesa: WelHeld Developmentcosts USSOOOs 194,413 511.33 so $0 $0 $0 $11,330 $16,995 $16,995 $16,995 $16,995 $1,491 $6,605 SO SO SO so $0 Nat Before-Tax Cash Flow USSOOOs $366,645 Total cost per pound: NPV 541.43 $0 -8957 8% $205,751 $957 $3,434 842,843 $70,488 $71,333 173,757 $71,150 $36,454 $21573 -$4,667 -84.410 -54,410 $2205 -$1,714

Table 19.2: Economic Analysis Forecast by Year with Inclusion of Federal Income Tax

Cash Fbw Line Hema Total or 2014 2040 Uranium Producion as UjOg 1 lbs 000s 8,333 :i :i 3 1.000 1100 1.500 1.590 1.500 750 583 n n n Uranium Price forUyOg USS.Ib 585.48 $8425 $83.75 $8325 $8290 $8350 S8350 58560 $85.75 $86.75 $8890 $83.00 $8825 $8990 58900 $88.00 $86 25 Uranium Gross Revenue USSOOOs $712 304 $0 SO $0 SO 583,500 $125250 $127,500 $128,625 1130,125 $66,000 551,304 $0 $0 $0 $0 SO Less: Surface & Mineral Royalies USSOOOs $30,015 5360 $0 $0 $0 $0 $2,614 $3,920 $3,991 $4,026 $8,133 $4,125 $3207 $0 $0 $0 $0 $0 Taxable Revenue US$000x 1082289 $0 $0 $0 so 580,086 $121,330 $123,509 $124,599 $121,912 $61975 $41,098 $0 $0 so $0 $0 Lesa: Property Tax USSOOOs $2M0 5030 $0 $0 $0 $0 $300 $450 $450 $450 5450 $225 $175 so $0 $0 $0 $0 Net Grass Sales USSOOOs $679,789 $0 $0 $0 SO 580,586 1120,180 $123,059 $124,149 $121,542 $61,650 $47923 $0 SO SO $0 $0 lew Hani a We IM; Aural- 9 Coste uscoc* $156,194 5’884 st $0 $0 $c $11141 KIMI Sxt26C $24161 $28166 $14,150 510914 $. SC sc sc $0 Lew Hccvd ’ar xufon Co st USS.OCs 54.372 UM sc $0 Id Sc «H S8.’< $1.’ $f St’-’ $431 SC-41 SV SC- sc sc so Lew ac-woe.foe 9vp$c<i Coste USSCOCe 826.048 5- • sc SM? 9967 $957 $2,136 S426C S426C S426C $4160 $2,130 $’.4x< $457 SC sc sc $0 Lew 040 -â–d Re Writer Caste USSCOCe $13,149 Si94 V. so $0 K SC SC SC SC so So $C $4 4’ $4.4 C S4 4 : $220$ $’.7’4 Net Operating Cash Flew U65000s $474,727 50 â– 5957 -9957 -9957 559.032 $67,463 $89,662 $90,752 111.145 $44,952 $35,171 14,867 -S4.410 -54,410 $2205 -$1,714 Lesa: Depredated Fixed Assets US$OOOs $0 5000 $0 $0 $0 $0 SO $0 $0 $0 $0 SO $0 SO SO so $0 $0 Lesa Depredated Rant Development Coste USSOOOs $13,669 $164 $0 $0 $0 St .953 $1,953 51,953 51.953 $1,953 $1,953 $1,953 $0 so $0 $0 $0 $0 Lesa: Depredated Wellield Development Coste USSOOOs $94,413 $1133 $0 SO So SO SO SO S1.927 $7,158 St 0.893 $15,488 516.842 512373 59.369 57.327 $6,017 $4215 Taxable Income USSOOOs $366,646 SO -$957 -5957 -UM® 557,079 $85,530 $05,782 $11,642 $75,300 $27,511 511,336 $17240 -$14279 -$12237 $8222 $5,921 Less: Federal Tax USSOOOs $90,138 $1032 $0 $0 $0 $0 511,987 $17261 $18,01.1 $17,145 $15,813 $5,777 $3,441 $0 $0 $0 $0 $0 Net Income USSOOOs 1276,508 $0 -$957 •5957 -$957 545,093 $67,569 $67,768 164,497 $51,417 $21,734 512,943 •$17240 $14279 -$12237 -$8222 -$5921 Plus: Non-Cash Deductions US$00Ds $108,082 3’2 1? $0 $0 $0 $0 $1953 31,953 53,880 $9,111 $12,845 $17,440 518,795 312973 $9969 37,827 $6,017 $*215 Less: Plant Development Costs USSOOOs $13,669 5164 $0 SO $0 $7,477 $4,858 so 51,334 $0 $0 SO $0 SO $0 $0 $0 $0 Less; Wellfield Development Costs USSOOOS 194,413 31133 $0 $0 $0 $0 511.330 $16,995 $16,995 $16,995 S16.995 $8,498 $6,605 SO SO $0 $0 $0 After Tax Cash Flow USSOOOs 1276,507 Total cut per pound: Discount Rate NPV $53.18 $0 $957 8% $154,431 -5957 $1,434 530,857 $52,526 $53,319 156,612 $56,337 S30.677 $25,132 $4,867 -$4,610 -54,410 -$2205 -$1,714

19.2 Taxes, Royalties and Other Interests

19.2.1 Federal Income Tax

Total federal income tax for LOM is estimated at $90.1 M for a cost per pound U3O8 of $10.82. Federal income tax estimates do account for depreciation of plant and wellfield capital costs.

19.2.2 State Income Tax

The state of Texas does not impose a corporate income tax.

19.2.3 Production Taxes

Production taxes in Texas include property tax in the form of ad valorem tax.

Alta Mesa personal property (i.e., uranium facilities, buildings, machinery and equipment) are subject to property tax by the following taxing jurisdictions: Brooks County, Brooks County Roads & Bridges, Brooks County Independent School District, Brooks County Farm to Market & Flood Control Fund and Brush Country Groundwater Conservation District.

In 2024, Alta Mesa personal property was valued at $1,352 M and subject to the following tax rates resulted in 2024 property tax of $0.03 (Table 19.3).

Table 19.3: Alta Mesa 2024 Property Tax Information

Taxing Jurisdiction	Tax Rate	Market Value	Estimated Tax

Brooks County	0.792191		$10,708

Brooks County Rd & Bridges	0.069828		$943.88

Brooks County ISD	1.323800	$1,351,720	$17,894

Brooks CO FM & FC	0.038828		$524.85

Brush County Groundwater Conservation District	0.010791		$145.86

	2.24		$30,216

(https://esearch.brookscad.org/Property/View/162755?year=2024&ownerId=138685)

Ad valorem tax is estimated to increase by 15% per year over LOM. The total production tax burden for LOM is estimated at $0.62 M for a cost per pound U3O8 of $0.30.

19.2.4 Royalties

Royalties are assessed on gross proceeds. The project is subject to a cumulative 3.0% surface and mineral royalty at an average LOM sales price of $85.48 per lb. U3O8 for $30.0 M or $3.60 per pound.

19.3 Sensitivity Analysis

19.3.1 NPV v. Uranium Price

This analysis is based on a variable commodity price per pound of U3O8 and the cash flow results. The Project is most sensitive to changes in the price of uranium. A $5.0 change in the price of uranium can have an impact to the NPV of more than $23.0 M at a discount rate of 8%. See Figure 19.1.

Figure 19.1: NPV v. Uranium Price

19.3.2 NPV v. Variable Capital and Operating Cost

The Project NPV is also sensitive to changes in either capital or operating costs as shown on Figure 19.2 (NPV v. Variable Capital and Operating Cost). A 5% change in the operating cost can have an impact to the NPV of approximately $3.0 M based on a discount rate of 8% and a uranium price of $85.48 per pound of U3O8. Using the same discount rate and sales price, a 5% change in the capital cost can have an impact to the NPV of approximately $7.0 M.

Figure 19.2: NPV v. Variable Capital and Operating Cost

20.0 ADJACENT PROPERTIES

The Project is located northwest of the company’s Alta Mesa Project. Areas of extensive ISR mining did occur in Jim Hogg County in 1970s through the 1990s but with the sustained low price of uranium toward the end of that period those facilities were closed with successful restoration, reclamation and decommissioning.

21.0 OTHER RELEVANT DATA AND INFORMATION

21.1 Other Relevant Items

When assessing the Project’s scientific, technical and economic potential it is important to consider the size and continuity of the Project’s land position, and its proximity to the Alta Mesa Project.

No other ISR uranium property in the United States has a land position with these characteristics as well as the amount of geologic evidence to imply geological and grade continuity over such a large area.

22.0 INTERPRETATION AND CONCLUSIONS

Based on the quality and quantity of geologic data, stringent adherence to geologic evaluation procedures and thorough geological interpretative work, deposit modeling, resource estimation methods, quality and quantity of historic and recent detailed cost inputs, and a detailed economic analysis, the QP responsible for this report considers that the current mineral resource estimates are relevant and reliable to evaluate the Project’s economic potential.

Less federal tax, the Projects cash flow is estimated at $366.6 M or $41.48 per pound U3O8. Using an 8% discount rate, the Projects NPV is $205.8 M. The Projects after tax cash flow is estimated at $276.5 M for a cost per pound U3O8 of $53.18. Using an 8.0% discount rate, the Projects NPV is $154.4 M.

Estimated capital costs are $108.1 M and includes $13.7 M for processing facilities and $94.4 M for sustained wellfield development.

Operating costs are estimated to be $25.49 per pound of U3O8. The basis for operating costs is planned development and production sequence and quantity, in conjunction with historic site production results.

22.1 Risk Assessment

As with any mining property, there are project risks. Project risks have been identified and can be de-risked with proper planning. The following sections discuss these risks.

22.2 Mineral Resources and Mineral Reserves

All of the Project’s mineral resources are inferred. Inferred resources are too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the economics in this report will ever be realized and there is the risk to the project of economic failure.

Due to the speculative nature of inferred mineral resources, the QP has qualified the LOM resources by reducing the typical ISR mine recovery from 80% to 60%.

Considering the Project’s quantity of inferred mineral resources, like geologic setting and proximity to the Alta Mesa Project, the Project does merit further assessment, and additional drilling will be conducted to increase certainty that the economics of this report will be realized.

22.3 Uranium Recovery and Processing

Alta Mesa’s production history and enCore’s 2024 production demonstrates that uranium recovery is economically achievable, grade, flow rate and mine recovery can be determined with a high level of certainty.

A potential risk to meeting the production and thus financial results will be associated with the success of wellfield operation and the efficiency of recovering uranium. A potential risk in the wellfield recovery process depends on whether geochemical conditions that affect solution mining uranium recovery rates from the mineralized zones are comparable to previously mined area. If they prove to be different, then potential efficiency or financial risks might arise.

Capacity of wastewater disposal systems is another process risk. Limited capacity of deep disposal wells can affect the ability to achieve production and timely groundwater restoration. enCore has two Class I wells in operation at the Alta Mesa Project that may be used for the Project; however, if disposal capacities were to decrease, then operational and financial risks might arise. To reduce the risk of limited liquid waste disposal, additional WDW may be installed.

22.3.1 Permitting and Licensing Delays

The Project is not permitted or licensed to operate.

The most significant permits and licenses that will be required to operate the Project are (1) the TCEQ Source and Byproduct Materials License, (2) the Mine Area Permit issued by TCEQ and (3) Production Area Authorizations (UIC Class III) that are issued at various times through LOM, deep injection non-hazardous disposal wells (V wells) issued by TCEQ, and an USEPA aquifer exemption

To Permit and license the Project it is anticipated to take three years. Typically, the regulatory review and approval process is timely; however, if this process were to slow then approval to operate the Project might be delayed impacting project startup and production objectives.

22.4 Social and/or Political

Texas is an industry business-friendly state with low taxes, minimal regulations, large workforce, and considerable infrastructure, making it one of the more favorable mineral development jurisdictions in the United States. The Project does not draw negative attention from environmental NGO’s, and individuals in the public. Local communities are supportive of enCore’s activities and the company’s contribution to the local job market, money invested into local goods and services and financial benefits to the local tax base. Texas also has a balanced regulatory philosophy that strives to protect public health and natural resources that are consistent with sustainable economic development.

23.0 RECOMMENDATIONS

The key risk to the Project is with respect to the quantity of mineral resources that can be converted to mineral reserves. As discussed in Section 24, the Project has a substantial inferred mineral resources inventory. To de-risk the project by increasing the quantity of mineral resources than can be converted to mineral reserves it is recommended that enCore actively works to mitigate risk to ensure a profitable and successful project by:

●	Continue drilling campaign with larger programs to develop previously identified mineralization and to identify new mineralization.
●

Drill 400-hole programs using following cost per hole of $12,300, for total program cost of $4.92 M (Table 23.1). It is anticipated that a minimum of 3 programs will be needed to adequately assess the Project to make a go-no-go decision to advance the Project to mine development. Anticipated investment to reach this stage gate is approximately $14.76 M.

Table 23.1: Drill Costs

Item	Quantity	Unit Cost	Total

Drilling	1,000	$8.00	$8,000

Muds & Polymers	1,000	$0.67	$670

Cement Service	1	$600.00	$600

Cement	1	$200.00	$600

Drill Bits & Underream Blades	1	$300.00	$300

Dirt Work & Reclamation	1	$300.00	$470

Washout	1,000	$1.65	$1,650

			$12,300

●

Drill at least one core hole in any new PAAs to confirm deposit mineralogy, the state of uranium secular equilibrium, and uranium content. Coring is estimated to cost $30 K per hole. Analyses, leach testing, and mineralogical work is estimated to be $25 k per hole.

24.0 REFERENCES

BRS Engineering, 2023. Technical Report Summary for the Alta Mesa Uranium Project, Brooks and Jim Hogg Counties, Texas, USA, National Instrument 43 101, Technical Report, January 19, 2023.

CIM Council, 2003. Estimation of Mineral Resources and Mineral Reserves, Best Practice Guidelines, adopted November 23, 2003.

Finch, W.I., 1996. Uranium Provinces of North America - Their Definition, Distribution and Models. U.S. Geological Survey Bulletin 2141, 24 p.

Neuman, S.P. and Witherspoon, P.A., 1972. Field Determination of the Hydraulic Properties of Leaky Multiple Aquifer Systems, Water Resources Research, Vol. 8, No. 5, pp. 1284-1298, October 1972.

TradeTech, 2023. Uranium Market Study Issue 4.

U.S. Energy Information Administration, 2023. Domestic Uranium Production Report (2009-23), Table 9.

U.S. Nuclear Regulatory Commission, 2009. Generic Environmental Impact Statement for In-Situ Leach Uranium Milling Facilities, NUREG-1910, Volumes 1 and 2, May 2009.

Beahm, Douglas L, BRS Engineering Inc., “Alta Mesa Uranium Project Technical Report, Mineral Resources and Exploration Target, National Instrument 43-101, Brooks and Jim Hogg Counties, Texas, USA”, June 1, 2014, prepared on behalf of Mesteña Uranium LLC.

Beahm, Douglas L, BRS Engineering Inc., “Alta Mesa Uranium Project, Alta Mesa and Mesteña Grande Mineral resources and Exploration Target, Technical Report National 43-101” and with an effective date of the report of July 19, 2016, prepared by BRS Inc., on behalf of Energy Fuels Inc.

Beahm, Douglas L, BRS Engineering Inc., “Alta Mesa Uranium Project, Brooks and Jim Hogg counties, Texas, USA” which has an effective date of December 31, 2021, prepared by BRS Inc. and Energy Fuels Inc. as a non-independent report on behalf of Energy Fuels Inc.

Collins, J. and H. Talbot, U2007 Conference, Corpus Christi, Presented by Mesteña Uranium LLC

Hosman, R.L., and Weiss, J.S.,1991, Geohydrologic units of the Mississippi Embayment and Texas Coastal uplands aquifer systems, South Central United State-regional aquifer system analysis- Gulf Coastal Plain: U.S. Geological Survey Professional Paper 1416-B, 1996.

Brogdon, L.D., C.A. Jones, and J.V Quick, “Uranium favorability by lithofacies analysis, Oakville and Goliad Formations, South Texas: Gulf Coast Association of Geological Societies, 1977.

Smith, G. E., W. E. Galloway, and C. D. Henry, Regional hydrodynamics and hydrochemistry of the uranium-bearing Oakville Aquifer (Miocene) of South Texas: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 124, 1982.

Galloway, W. E., Epigenetic zonation and fluid flow history of uranium-bearing fluvial aquifer systems, south Texas uranium province: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 119, 1982.

Galloway, W. E., Catahoula Formation of the Texas coastal plain: depositional systems, composition, structural development, ground-water flow history, and uranium deposition: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 87, 1977.

Galloway, W. E., R. J. Finley, and C. D. Henry, South Texas uranium province geologic perspective: The University of Texas at Austin, Bureau of Economic Geology Guidebook No. 18, 1979.

McBride, E. F., W. L. Lindemann, and P. S. Freeman, Lithology and petrology of the Gueydan (Catahoula) Formation in south Texas: The University of Texas at Austin, Bureau of Economic Geology Report of Investigations No. 63, 1968.

Eargle, D. H., Stratigraphy of Jackson Group (Eocene), South-Central, Texas: American Association of Petroleum Geologists Bulletin, 43, 1959.

Fisher, W. L., C. V. Proctor, W. E. Galloway, and J. S. Nagle, Depositional systems in the Jackson Group of Texas-Their relationship to oil, gas, and uranium: Gulf Coast Association of Geological Societies Transactions, 20, 1970.

Kreitler, C. W., T. J. Jackson, P. W. Dickerson, and J. G. Blount, Hydrogeology and hydrochemistry of the Falls City uranium mine tailings remedial action project, Karnes County, Texas: The University of Texas at Austin, Bureau of Economic Geology, prepared for the Texas Department of Health under agreement No IAC(92-93)-0389, September, 1992.

De Voto, R. H. “Uranium Geology and Exploration” Colorado School of Mines, 1978.

Finch, W. I., Uranium provinces of North America—their definition, distribution, and models: U.S. Geological Survey Bulletin 2141, 1996.

Finch, W. I. and Davis, J. F., “Sandstone Type Uranium Deposits – An Introduction” in Geological Environments of Sandstone-Type Uranium Deposits Technical Document, Vienna: IAEA, 1985.

Granger, H. C., Warren, C. G., “Zoning in the Altered Tongue Associated with Roll-Type Uranium Deposits” in Formation of Uranium Ore Deposits, Sedimentary Basins and Sandston-Type Deposits, IAEA, 1974.

IAEA, “World Distribution of Uranium Deposits (UDEPO) with Uranium Deposit Classification” 2009 Edition, Vienna: IAEA, 2009.

Nicot, J. P., et al, “Geological and Geographical Attributes of the South Texas Uranium Province”, Prepared for the Texas Commission on Environmental Quality, Bureau of Economic Geology, April, 2010.

United States Nuclear Regulatory Commission Office of Federal and State Materials and Environmental Management Programs Wyoming Department of Environmental Quality Land Quality Division, NUREG-1910 Generic Environmental Impact Statement for In-Situ Leach Uranium Milling Facilities. Final Report Manuscript Completed and Published: May 2009.

McKay, A. D. et al, “Resource Estimates for In Situ Leach Uranium Projects and Reporting Under the JORC Code”, Bulletin November/December 2007.

Mesteña Uranium, LLC, Radioactive Material License (RML)Application, 2000.

Stoeser, D.B., Shock, Nancy, Green, G.N., Dumonceaux, G. M., and Heran, W.D., in press, A Digital Geologic Map Database for the State of Texas: U.S. Geological Survey Data Series.

US Securities and Exchange Commission, 17 CFR Parts 229, 230, 239 and 249, Modernization of Property Disclosures for Mining Registrants.

TradeTech, Uranium Market Study.

Unpublished Reports:

Goranson, P., Mesteña Uranium LLC, Internal Memorandum Re: Review of Reserve Estimates, July 2007.

Personal Communication Goranson, P., enCore Energy Corp. , Alta Mesa Wellfield Economics, January 2023.

Web Sites:

Texas Monthly Magazine: https://www.texasmonthly.com/articles/the-biggest-ranches/

Texas State Historical Association- Handbook of Texas: https://www.tshaonline.org/handbook/entries/mineral-rights-and-royalties

United States Nuclear Regulatory Commission-Nuclear Materials: https://www.nrc.gov/materials/uranium-recovery/extraction-methods/isl-recovery-facilities.html

25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

The QP has relied upon information provided by enCore regarding, legal, environmental and tax matters relevant to the technical report, as noted in Table 25.1.

Table 25.1: Reliance on Other Experts

Source	Category	Document	Section

Paul Goranson (enCore Chief Executive Officer)	Legal	Amended and Restated Uranium Solution Mining Lease, June 16, 2016.	4.3.1 Amended and Restated Uranium Solution Mining Lease including royalties

		Amended and Restated Uranium Testing and Lease Option Agreement, June 16, 2016.	4.3.2 discussion of Amended and Restated Uranium Testing Permit and Lease Option Agreement including royalties

		Membership Interest Purchase Agreement, 2004.	4.4 discussion of surface rights

26.0 DATE, SIGNATURE AND CERTIFICATION

This S-K 1300 Technical Report Summary titled “Mesteña Grande Uranium Project, Brooks and Jim Hogg Counties, Texas, USA” dated February 19, 2025, with an effective date of December 31, 2024, was prepared and signed by SOLA Project Services, LLC. SOLA is an independent, third-party consulting company and certify that by education, professional registration, and relevant work experience, SOLA’s professionals fulfill the requirements to be a “qualified person” for the purposes of S-K 1300 reporting.

(“Signed and Sealed”) SOLA Project Services, LLC.

February 19, 2025

/s/ Stuart Bryan Soliz
Stuart Bryan Soliz | Principal

Wyoming Board of Professional Geologists License Number PG-3775
Society for Mining, Metallurgy, & Exploration Registered Member Number 4068645

4912 Stoneridge Way

Casper, Wyoming 82601

United States of America